UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May [3], 2010

Dear Blockbuster Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Blockbuster Inc. (“Blockbuster”) on Thursday, June 24, 2010, at 10:00 a.m., Central Time. The meeting will be held at 1201 Elm Street, 21st floor, Dallas, Texas 75270. Directors and officers of Blockbuster will be present to help host the meeting.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting, which includes:

(1)	the election of seven directors, each for a term ending on the date of our next annual meeting;

(2)	the approval of the following advisory (non-binding) resolution:

RESOLVED, that the stockholders hereby ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis).

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010;

(4)	the approval of an amendment to Blockbuster’s second amended and restated certificate of incorporation, as amended (the “Current Charter”), to (a) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock, (b) rename the Class A common stock as “common stock,” and (c) eliminate provisions relating to the Class B common stock and Blockbuster’s dual class common stock structure (collectively, the “Conversion Amendment”); and

(5)	the approval of an amendment to the Current Charter to effect a reverse stock split of Blockbuster’s issued and outstanding common stock, if the Conversion Amendment is approved, or Blockbuster’s issued and outstanding Class A common stock and Class B common stock, if the Conversion Amendment is not approved, with the stock split occurring at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by Blockbuster’s Board of Directors.

Please refer to the proxy statement for detailed information on each of these proposals and the annual meeting. We urge you to review the materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Please also note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the proxy statement.

Thank you for your continued interest and support. I look forward to seeing you at the meeting.

Sincerely,

James W. Keyes
Chairman of the Board and Chief Executive Officer

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 24, 2010

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Blockbuster Inc., a Delaware corporation (“Blockbuster”), will be held at 1201 Elm Street, 21st floor, Dallas, Texas 75270, on Thursday, June 24, 2010, at 10:00 a.m., Central Time, for the following purposes:

(1)	To elect seven directors;

(2)	To approve the following advisory (non-binding) resolution:

RESOLVED, that the stockholders hereby ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis).

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent registered public accounting firm for fiscal 2010;

(4)	To approve an amendment to Blockbuster’s second amended and restated certificate of incorporation, as amended (the “Current Charter”), to (a) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock, (b) rename the Class A common stock as “common stock,” and (c) eliminate provisions relating to the Class B common stock and Blockbuster’s dual class common stock structure (collectively, the “Conversion Amendment”); and

(5)	To approve an amendment to the Current Charter to effect a reverse stock split of Blockbuster’s issued and outstanding common stock, if the Conversion Amendment is approved, or Blockbuster’s issued and outstanding Class A common stock and Class B common stock, if the Conversion Amendment is not approved, with the stock split occurring at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by Blockbuster’s Board of Directors; and

(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 28, 2010 has been fixed as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

Your vote is important. We urge you to review these materials carefully and to vote by Internet, telephone or proxy card as promptly as possible.

By Order of the Board of Directors,

Rod J. McDonald
Vice President, Secretary & General Counsel

Dallas, Texas

May [3], 2010

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2010

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Blockbuster Inc. (the “Board”) for use at our 2010 annual meeting. In this proxy statement, references to “Blockbuster,” the “Company,” “we,” “us,” “our” and similar expressions refer to Blockbuster Inc. unless the context of a particular reference provides otherwise.

2010 Annual Meeting Date and Location

Blockbuster’s 2010 annual meeting of stockholders will be held at 1201 Elm Street, 21st floor, Dallas, Texas 75270, on Thursday, June 24, 2010, at 10:00 a.m., Central Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments or changes in location of the meeting to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is May [12], 2010.

Stockholders Sharing an Address

Registered Stockholders. Each registered stockholder (a stockholder who own shares in its own name on the books of our transfer agent) will receive one copy of each of our proxy statement and annual report per account even if at the same address. Registered stockholders may request to receive future proxy materials electronically via email or the Internet by following the instructions on the enclosed proxy card. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you.

Street-name Stockholders. Most banks and brokers are delivering only one copy of each of our proxy statement and annual report to consenting street-name stockholders (those who own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank or broker or, in most cases, by checking the appropriate box on the voting instruction form sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form sent to them or by contacting their bank or broker. In the alternative, most street-name stockholders may give instructions, which must include the name of your bank or broker and your account number, to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or telephoning (800) 542-1061.

Voting by Class A Common Stockholders and Class B Common Stockholders

Stockholders Entitled to Vote

We currently have two classes of common stock outstanding: (1) Class A common stock, which is entitled to one vote per share; and (2) Class B common stock, which is entitled to two votes per share.

The record date for determining the Class A common stockholders and the Class B common stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof was the close of business on April 28, 2010 (the “record date”), at which time we had issued and outstanding [142,451,398] shares of Class A common stock and 72,000,000 shares of Class B common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” for information about the Class A common stock and the Class B common stock beneficially owned by our directors and executive officers as of the date indicated in such section. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any Class A common stockholder or any Class B common stockholder, for any purpose germane to the meeting, during ordinary business hours at Blockbuster’s corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

Voting of Proxies by Management Proxy Holders

The Board has appointed Mr. James W. Keyes, Chairman of the Board and Chief Executive Officer, and Mr. Thomas M. Casey, Executive Vice President and Chief Financial Officer, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail or the instructions provided for any proxy submitted by Internet or telephone, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, Internet or telephone, the management proxy holders will vote all shares represented by such valid proxies as follows unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of directors)—FOR the election of each of the persons named under “Proposal I: Election of Directors” as nominees for election as directors;

•	Proposal II (Advisory resolution on named executive officer compensation)—FOR the following advisory (non-binding) resolution:

RESOLVED, that the stockholders hereby ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis).

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Proposal III (Ratification of the appointment of independent auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) for fiscal 2010;

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Proposal IV (Approval of the conversion of the Class B common stock into Class A common stock)—FOR approval of an amendment to the Company’s second amended and restated certificate of incorporation, as amended (the “Current Charter”), to (1) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock, (2) rename the Class A common stock as “common stock,” and (3) eliminate provisions relating to the Class B common stock and Blockbuster’s dual class common stock structure; and

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Proposal V (Approval of a reverse stock split)—FOR approval of an amendment to the Current Charter to effect a reverse stock split of Blockbuster’s issued and outstanding common stock, if Proposal IV is approved, or Blockbuster’s issued and outstanding Class A common stock and Class B common stock, if Proposal IV is not approved, with the stock split occurring at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by the Board.

On February 25, 2010, we received notice from a stockholder indicating his intention to nominate himself for election to the Board at the meeting. This stockholder, Mr. Gregory Meyer, has subsequently filed proxy materials with respect to the solicitation of proxies to elect himself to the Board instead of nominee James W. Crystal. If this nomination is properly presented at the meeting, the management proxy holders intend to use their discretionary authority to vote for election of the Board’s nominees (and not Mr. Meyer). As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by the Board will provide the management proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all Class A common stockholders and all Class B common stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained.

Under the rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote unless they receive timely instructions from the customer. Beginning with this annual meeting, brokers will no longer have discretionary voting authority with respect to the election of directors. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposals II and III to be voted on at our annual meeting, brokers will have discretionary authority in the absence of timely instructions from their customers.

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Proposal I (Election of directors)—To be elected, each nominee for election as a director must receive the affirmative vote of the holders of a plurality of the votes of the Class A common stock and the Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. This means that the seven director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election and broker non-votes will be counted toward a quorum but will not affect the outcome of the vote on the election of such director.

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Proposal II (Advisory resolution on named executive officer compensation)—To approve this proposal, the affirmative vote of the holders of a majority of the votes of the Class A common stock and the Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on this proposal is required. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Brokers will have discretionary authority to vote on this proposal. The Board will take stockholder support for this proposal into account in evaluating and setting future compensation for our named executive officers.

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Proposal III (Ratification of the appointment of independent auditors)—To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2010, the affirmative vote of the holders of a majority of the votes of the Class A common stock and the Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal is required. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Brokers will have discretionary authority to vote on this proposal.

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Proposal IV (Approval of the conversion of the Class B common stock into Class A common stock)—To approve this proposal, the affirmative vote of each of the following is required: (1) the holders of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock as of the record date, voting as a single class; and (2) the holders of a majority of the votes of the outstanding shares of Class B common stock as of the record date, voting as a separate class. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

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Proposal V (Approval of a reverse stock split)—To approve this proposal, the affirmative vote of the holders of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock as of the record date, voting as a single class, is required. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Voting Procedures

Registered Stockholders.    Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Internet.    You may submit a proxy electronically on the Internet by following the instructions provided in the enclosed proxy card. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Central Time, on June 23, 2010 unless otherwise noted with respect to shares held through our 401(k) plan.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

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By Telephone.    You may submit a proxy by telephone (from the U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Central Time, on June 23, 2010.

•	By Mail. You may submit a proxy by completing, signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

Street-name Stockholders.    Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by completing, signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Methods Listed on Voting Instruction Form.    Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

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In Person with a Proxy from the Record Holder.    A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other holder of record. Please consult the voting instruction form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy;

•	timely delivery of a valid, later-dated executed proxy card; or

•	filing an instrument of revocation received by the Secretary of Blockbuster Inc. at 1201 Elm Street, Dallas, Texas 75270, by 6:00 p.m., Central Time, on June 23, 2010.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Class A common stock or Class B common stock that is held of record by a bank, broker or other holder of record, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement and a letter from your bank, broker or other holder of record are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by the Board, which is expected to total approximately $469,000, approximately $184,500 of which has been incurred to date. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We also have retained Morrow & Co., LLC (“Morrow”) to solicit proxies from stockholders in connection with our annual meeting. Under our agreement with Morrow, approximately 30 employees of Morrow will provide strategic consultation and preparation services in connection with the solicitation, deliver proxy materials to some banks, brokers and intermediaries, and perform the actual solicitation of proxies from brokers, banks, nominees and individual holders of record for a fee of $75,000. In addition, we will reimburse Morrow for any mailing expenses and other disbursements made on our behalf in connection with the solicitation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Class A common stock and Class B common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended January 3, 2010, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attention: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

CORPORATE GOVERNANCE

Governance Overview

The Board has adopted corporate governance guidelines as part of its continuing effort to enhance corporate governance at Blockbuster and to communicate Blockbuster’s governance policies to stockholders and other interested parties. The guidelines address a variety of governance topics, including:

•	director independence and qualification standards,

•	responsibilities of directors,

•	Board meetings,

•	executive sessions of non-management directors,

•	Board committees,

•	Board access to management and outside advisors,

•	director orientation and continuing education,

•	non-employee director compensation,

•	evaluation and succession planning for our Chief Executive Officer,

•	periodic self-evaluations of Board and committee effectiveness and functioning,

•	service by directors on other boards, and

•	stockholder relations.

Our Corporate Governance Guidelines, along with our Business Conduct Statement, Supplemental Code of Ethics for Blockbuster’s Senior Financial Officers, charters of our standing Board committees, the Current Charter and our amended and restated bylaws, as amended (the “Bylaws”), provide the basic framework for the governance of Blockbuster. The Current Charter and the Bylaws are filed as exhibits to our public filings with the Securities and Exchange Commission (the “SEC”). These filings can be accessed free of charge from our website at www.blockbuster.com under the link for “Investor Relations.” The remaining documents referenced above are also available free of charge on our website under the link for “Investor Relations.” Copies of these documents will be provided to stockholders, without charge, upon written request to Blockbuster Inc., Attention: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions of our governance documents.

Board of Directors and Board Committees

Our business is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 16 times and acted by unanimous written consent six times during fiscal 2009. Each director participated in at least 75% of the aggregate number of meetings of the Board and applicable committee meetings held during fiscal 2009, except that Mr. Zelnick attended 63% of the Board meetings and former director Mr. Icahn attended 33% of the Nominating/Corporate Governance Committee meetings held during fiscal 2009. As a result of the timing of developments pertaining to the Company’s recapitalization efforts in early 2009, several Board meetings were scheduled with only the statutory minimum required notice of 24 hours. Due to the short notice provided on these occasions, Mr. Zelnick was unable to attend Board meetings on March 15 and March 19, 2009 because of previously scheduled business commitments. Mr. Zelnick’s attendance record at Board and committee meetings has consistently met or exceeded 75% during his tenure as a director of the Company, and his attendance in fiscal 2009 would have met or exceeded that average but for the special circumstances described above, which are not expected to recur.

The Board has separately designated standing audit, nominating/corporate governance and compensation committees. The following table provides current Board and committee membership and fiscal 2009 meeting information for each of the Board’s standing committees:

Director	Independent(1)	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Edward Bleier	Yes		Chair	Member
Robert A. Bowman	Yes	Chair(2)
James W. Crystal	Yes	Member	Member
Gary J. Fernandes	Yes	Member		Chair
Jules Haimovitz	Yes			Member
James W. Keyes	No
Strauss Zelnick	Yes		Member
Number of Meetings in 2009		11	3	6
Number of Written Consents in 2009		1	—	1

(1)	The Board has determined that the director is independent as described below under “—Director Independence and Related Party Transactions.” The Board also determined that Jackie M. Clegg, who resigned from the Board effective at the close of business on March 5, 2010, and Carl C. Icahn, who resigned from the Board effective at the close of business on January 28, 2010, were each independent as described below under “—Director Independence and Related Party Transactions.”

(2)	The Board has determined that Mr. Bowman is an audit committee financial expert as described below under “—Audit Committee Financial Experts and Financial Literacy.” Mr. Bowman will not be seeking re-election as a director at our 2010 annual meeting, and as such, his term as a director of Blockbuster will end on the date of the 2010 annual meeting.

The Board will appoint a new Chair of the Audit Committee to replace Mr. Bowman at its next regularly scheduled meeting to be held immediately following the annual meeting.

A brief description of the principal functions of each of the Board’s three standing committees follows. Notwithstanding the following, the Board retains the right to exercise the powers of any committee or to appoint special committees and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.blockbuster.com.

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Audit Committee—The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to (1) the quality and integrity of our financial reports and other financial information provided by us to our stockholders, the public and others, (2) our compliance with legal and regulatory requirements, (3) our independent auditors’ qualifications, independence and performance, and (4) the performance of our internal audit function, including our systems of internal controls.

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Compensation Committee—The primary functions of the Compensation Committee are to (1) assist management and the Board in defining and overseeing our general compensation practices, (2) review and approve, or make recommendations to the Board or the other independent directors with respect to, as the case may be, the compensation, including equity grants, of our Chief Executive Officer, other executive officers and any other employees or categories of employees as directed by the Board, (3) review and discuss our Compensation Discussion & Analysis with management, and (4) produce the Compensation Committee’s report required by the SEC for inclusion in our proxy statement.

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Nominating/Corporate Governance Committee—The primary functions of the Nominating/Corporate Governance Committee are to (1) assist the Board in identifying individuals qualified to become members of the Board, (2) recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to fill any vacancy on the Board, (3) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, (4) review the criteria to be used in connection with the self-evaluations of the Board and each of its committees and oversee the evaluation of the Board and management, and (5) develop and recommend to the Board and administer our Corporate Governance Guidelines.

Board Leadership Structure

Mr. Keyes serves as both Chairman of the Board and Chief Executive Officer. The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and day-to-day operations and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. This is particularly important today as the Company works to reposition itself as a convenient provider of all forms of media entertainment rather than simply a movie and game rental company. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer also facilitates information flow between management and the Board, which is essential to effective corporate governance. While this has been the historical leadership structure at Blockbuster and remains as such today, the Board retains the authority to modify it as and when appropriate to best address the Company’s needs.

While the Company does not have an independent lead director, the Board believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability. Blockbuster’s governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, members of senior management. These governance practices are reflected in Blockbuster’s Corporate Governance Guidelines and elsewhere, and they include:

•	All non-management directors meet regularly in executive session without management present. The Chair of the Audit Committee is the designated presiding director at such sessions.

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All of the Company’s directors, except Mr. Keyes, are independent directors, which is substantially above the NYSE’s requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. The Audit, Compensation and Nominating/Corporate Governance Committees are all comprised of independent directors.

•	Each director is elected annually by the Company’s stockholders.

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In order to facilitate the ability of stockholders and other interested parties to communicate with, and make their concerns known to, the non-management directors, the Company has established and maintains methods by which interested parties may communicate directly with the non-management director that presides over executive sessions or with the non-management directors as a group.

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The performance of the Chief Executive Officer is evaluated by the Compensation Committee annually. In addition, the non-management directors must report to the Board on an annual basis on succession planning for the Chief Executive Officer.

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Directors have full and unrestricted access to management and other employees of the Company. The Board and its committees also have the authority to engage independent counsel and other advisors as they determine necessary to carry out their duties.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for managing the process for nomination of new directors. The Nominating/Corporate Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from our management, current Board members, stockholders or contacts in communities served by Blockbuster, or by conducting a formal search using an outside search firm selected and engaged by the Nominating/Corporate Governance Committee. Following the identification of a potential director nominee, the Nominating/Corporate Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to the following factors: (1) whether the individual meets the Board’s minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under NYSE and SEC rules; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and/or Compensation Committees of the Board.

The Nominating/Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including, but not limited to, the characteristics of independence, diversity, age, skills, experience, availability of service to Blockbuster, tenure of incumbent directors on the Board and the Board’s anticipated needs. Although the Nominating/Corporate Governance Committee does not have a formal policy with respect to diversity, as discussed above, its charter does specify that diversity should be considered when reviewing the current composition of the Board. While the charter does not define diversity, the Nominating/Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant diversity of experience, knowledge, abilities and viewpoints that will allow the Board to fulfill its responsibilities. The Nominating/Corporate Governance Committee further believes that, at a minimum, all directors, as well as any nominee recommended by the Nominating/Corporate Governance Committee, should have (1) high personal and professional integrity, (2) the ability to read and understand basic financial statements, (3) the ability to exercise sound business judgment, (4) an understanding of our business and the industry in which we operate, (5) a commitment to enhancing stockholder value, and (6) the willingness and sufficient time to carry out their responsibilities as a member of the Board. In addition, at least one member of the Board should have accounting or related financial management expertise, as determined in the Board’s business judgment. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Nominating/Corporate Governance Committee will consider potential nominees recommended by our stockholders for the Nominating/Corporate Governance Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Nominating/Corporate Governance Committee in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. The Bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders’ meeting, as described further under “Submission of Stockholder Proposals for 2011 Annual Meeting.”

Assuming a satisfactory conclusion to the Nominating/Corporate Governance Committee’s review and evaluation process, the Nominating/Corporate Governance Committee presents the candidate’s name to the Board for nomination for election as a director and inclusion in our proxy statement.

Director Independence and Related Party Transactions

Director Independence

Annual written questionnaires are used to gather input to assist the Nominating/Corporate Governance Committee and the Board in their determinations of the independence of the non-employee directors. In addition, our Corporate Governance Guidelines require that directors notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, in the event that such director’s personal circumstances change or are anticipated to change in a manner that may affect the Board’s evaluation of such director’s independence.

Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Nominating/Corporate Governance Committee presented its findings to the Board on the independence of each of our directors. The Board determined that, other than Mr. Keyes, each of our directors is independent under applicable NYSE listing standards. The Board further determined that, other than in their capacity as directors, none of the Company’s non-employee directors has a material relationship with Blockbuster, either directly or as a partner, stockholder or officer of an organization that has a relationship with Blockbuster. In making such determinations, the Board considered the following transactions, relationships or arrangements:

Edward Bleier.    Mr. Bleier, previously an executive with Warner Bros. Entertainment Inc. (“Warner Bros.”) in New York, is provided with access to certain office space and related services, but not any compensation, by his former employer. Warner Bros. is one of our many suppliers of movie inventory. In light of the limited nature of these office services provided to Mr. Bleier, the Board determined that these services did not impair his independence under applicable NYSE standards.

Robert A. Bowman.    On April 18, 2007, Mr. Bowman was appointed to the board of directors of Take-Two Interactive Software, Inc. (“Take-Two”), a global publisher, developer and distributor of interactive games software, hardware and accessories and a party to commercial transactions with Blockbuster. The Board determined that Mr. Bowman’s appointment to the Take-Two board of directors does not impair his independence under applicable NYSE standards and under the heightened standards of independence applicable to audit committee members contained in Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

James. W. Crystal.    We have entered into a Broker Service Agreement, effective as October 1, 2009, with Frank Crystal & Company whereby Frank Crystal & Company will serve as our exclusive insurance broker of record through October 1, 2010. Mr. Crystal is Chairman and Chief Executive Officer of Frank Crystal & Company. We will pay Frank Crystal & Company a service fee under the Broker Service Agreement.

The Board has determined that our arrangement with Frank Crystal & Company does not impair Mr. Crystal’s independence under applicable NYSE standards and that Mr. Crystal meets the heightened standards of independence applicable to audit committee members contained in Rule 10A-3 promulgated under the Exchange Act. However, the Board has determined that as a result of the arrangement, while Mr. Crystal meets the heightened standards of independence applicable to compensation committee members contained in Rule 16b-3 promulgated under the Exchange Act, he does not meet the heightened standards of independence applicable to compensation committee members contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Gary J. Fernandes.    Mr. Fernandes holds a general partner interest and a limited partner interest in two real estate limited partnerships that each lease one retail building to Blockbuster. Because the transactions between Blockbuster and the limited partnerships were at arms length, Mr. Fernandes had no direct involvement with any such transactions, and the transactions in question involved only two of Blockbuster’s thousands of domestic leases, the Board determined that Mr. Fernandes’ independence is not impaired under applicable NYSE standards and that he satisfies the heightened standards of independence applicable to audit committee members under Rule 10A-3 promulgated under the Exchange Act and compensation committee members under Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.

James W. Keyes.    Mr. Keyes serves as our Chief Executive Officer and is thereby precluded from qualifying as an independent director under applicable NYSE standards. In addition, pursuant to Blockbuster’s employment agreement with Mr. Keyes, Blockbuster has agreed to reimburse Mr. Keyes for specified expenses related to Mr. Keyes’ use of his personal aircraft for travel related to Blockbuster’s business. During fiscal 2009, Blockbuster paid an aggregate of $199,831 related to use by Mr. Keyes of his personal aircraft for travel related to Blockbuster’s business to (1) a third party charter management company (in which Mr. Keyes has no ownership interest) with which Blockbuster has made arrangements for the use by Mr. Keyes of Mr. Keyes’ personal aircraft for travel related to Blockbuster’s business and (2) an entity or entities controlled by Mr. Keyes. The Board has determined that these reimbursements constitute related party transactions under applicable rules of the SEC. In accordance with the Board’s policies and procedures relating to its review, approval or ratification of related party transactions, and taking into account various factors set forth in such policies and procedures (in each case as more fully described below), the disinterested members of the Board have ratified and approved the reimbursements.

Strauss Zelnick.    On March 29, 2007, Mr. Zelnick was appointed chairman of the board of directors of Take-Two, and on February 15, 2008, Take-Two announced the appointment of Mr. Zelnick as executive chairman. In addition, ZelnickMedia Corporation (“ZelnickMedia”), of which Mr. Zelnick is a founder and principal owner, entered into a management agreement with Take-Two on March 30, 2007, as amended on July 26, 2007 and February 14, 2008, pursuant to which ZelnickMedia provides financial and management consulting services to Take-Two. Mr. Zelnick is entitled during the term of the management agreement to serve as executive chairman of Take-Two’s board of directors and will also have the authority during such term to hire and/or terminate the chief executive officer and chief financial officer of Take-Two, subject to the approval of Take-Two’s compensation committee. Also during the term of the management agreement, ZelnickMedia will receive a monthly management fee of $208,333, an annual bonus of up to $2,500,000 upon the achievement by Take-Two of certain performance thresholds, an option to purchase a number of shares of Take-Two equal to 2.5% of the outstanding common stock of Take-Two on a fully diluted basis (which vest in equal monthly installments over three years) and shares of restricted common stock of Take-Two. Blockbuster and its subsidiaries paid Take-Two approximately $1.385 million for fiscal 2009 pursuant to Blockbuster’s commercial arrangements with Take-Two.

The Board has determined that Mr. Zelnick’s and ZelnickMedia’s relationships with Take-Two do not impair Mr. Zelnick’s independence under applicable NYSE standards. However, the Board has determined that as a result of these relationships, (1) while Mr. Zelnick technically meets the heightened standards of independence applicable to audit committee members contained in Rule 10A-3 promulgated under the Exchange Act, the Board prefers that he not serve as a member of the Audit Committee due to this relationship, and (2) Mr. Zelnick does not meet the heightened standards of independence applicable to compensation committee members contained in Rule 16b-3 promulgated under the Exchange Act and in Section 162(m) of the Code. Further, the Board has determined that Blockbuster’s transactions with Take-Two constitute related party transactions under applicable rules of the SEC. In accordance with the Board’s policies and procedures relating to its review, approval or ratification of related party transactions, and taking into account various factors set forth in such policies and procedures, the disinterested members of the Board have ratified and approved Blockbuster’s transactions with Take-Two.

Former Director Carl C. Icahn.    In evaluating Mr. Icahn’s independence, the Board considered Blockbuster’s arrangement with Icahn Sourcing, LLC (“Icahn Sourcing”), an entity formed and controlled by Mr. Icahn to leverage the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. Blockbuster is a member of Icahn Sourcing’s buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that Blockbuster will purchase any goods, services or property from any such vendors, and Blockbuster is under no obligation to do so. Blockbuster does not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement, and Icahn Sourcing does not receive any fees or other amounts from the vendors if Blockbuster purchases goods, services or property from the vendors. In 2009, Blockbuster did not purchase any goods, services or property as a member of the buying group. The Board determined that neither Blockbuster’s participation in the buying group nor its acceptance of outsourcing recommendations from Icahn Sourcing impacted Mr. Icahn’s independence because (1) Blockbuster does not pay Icahn Sourcing to be a member of the buying group or for other services or support, (2) Icahn Sourcing does not receive a fee from vendors if Blockbuster purchases goods, services or property from vendors identified by Icahn Sourcing, and (3) any benefit to Mr. Icahn and Blockbuster arising from the buying group arrangement is not material to either Mr. Icahn or Blockbuster. The Board also considered Mr. Icahn’s sizable beneficial ownership of Blockbuster’s common stock and preferred stock and determined that his significant equity beneficial ownership did not constitute a material relationship that impaired his independence under applicable NYSE standards.

Related Party Transactions

In addition to considering potential relationships for purposes of the Board’s director independence determinations, as discussed above, the Board has also adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Blockbuster is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons (a “related party transaction”). These policies and procedures supplement our annual written questionnaires and are set forth in our Corporate Governance Guidelines. Specifically, each of our directors is expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any direct or indirect (including through an affiliated entity or an immediate family member) material interest in any transaction, proposed transaction or series of similar transactions in which Blockbuster is, or is to be, a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Any such related party transactions require approval or ratification by the disinterested members of the Board or a committee thereof designated by such disinterested directors, taking into account whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, Blockbuster’s Business Conduct Statement (including its conflict of interest provisions), any affiliate transaction approval requirements in our debt agreements, any impact on the Board’s evaluation of such director’s independence or on such director’s eligibility to serve on one of the Board’s committees, any required public disclosures by Blockbuster, and such other factors as may be deemed appropriate by the disinterested members of the Board or any committee thereof. These policies and procedures also provide that the Board will follow similar procedures and take into account similar factors, to the extent applicable, in connection with its review, approval or ratification of any related party transactions in which any of our executive officers or significant security holders has a material direct or indirect interest and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Each of our directors is also expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any transaction, proposed transaction or series of similar transactions in which such director has a direct or indirect (including through an affiliated entity or an immediate family member) material interest and in which another director on the Board also has a direct or indirect (including through an affiliated entity or an immediate family member) material interest.

Executive Sessions and the Presiding Director

Our Corporate Governance Guidelines provide for regular executive sessions of the non-management directors without management participation. Such sessions are typically held immediately following adjournment of Board meetings. Our Corporate Governance Guidelines designate the Chair of the Audit Committee as the presiding director at such meetings. Mr. Bowman currently serves as the Chair of the Audit Committee; however, he will not seek re-election as a director at our 2010 annual meeting, and as such, his term as a director will end on the date of the 2010 annual meeting. The Board will appoint a new Chair of the Audit Committee to replace Mr. Bowman at its next regularly scheduled meeting to be held immediately following the annual meeting.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board or individual directors, including the Chairman and chair of any Board committee. The chairs of Blockbuster’s standing Board committees are all independent directors as determined by the Board and described above under “—Director Independence and Related Party Transactions.”

Stockholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board by calling our hotline, which is administered by a third party, at 1-888-441-WORD. The Chair of the Audit Committee, who is also the presiding director for meetings of non-management directors, has been designated to receive such communications. In addition, stockholders may send communications to the Board or individual directors by mail, by writing to the Board or such individual directors in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. The Secretary’s office receives all such mailed communications initially and forwards all such communications to the applicable director or directors.

The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires and resumes or other job inquiries, not be forwarded.

As described below under “—Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation,” at each annual meeting we will submit to our stockholders for approval a non-binding resolution to ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis). Our Corporate Governance Guidelines provide that, in the event that the stockholders do not approve this non-binding resolution, the Board will establish a committee of directors to meet with stockholders to address stockholders’ concerns with respect to the compensation of our named executive officers.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Bowman, Crystal and Fernandes, the current members of the Audit Committee, are each “financially literate” as interpreted by the Board in its business judgment and that Mr. Bowman further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the SEC. Mr. Bowman is not seeking re-election as a director, and as such, his term will end on the date of our 2010 annual meeting. The Board will appoint a new Chair of the Audit Committee to replace Mr. Bowman as well as designate one or more “audit committee financial experts” at its next regularly scheduled meeting to be held immediately following the annual meeting.

Policies on Business Conduct and Ethics

Blockbuster has established a corporate compliance program as part of its commitment to responsible business practices in all of the communities in which it operates. The Board has adopted a Business Conduct Statement that applies to all of our employees and directors and a Supplemental Code of Ethics that applies specifically to our Chief Executive Officer, Chief Financial Officer and Controller. The Business Conduct Statement and Supplemental Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of Company assets, intellectual property, financial accounting, employment practices, health, safety and environment, political contributions and payments and matters relating to international business activities.

Both the Business Conduct Statement and Supplemental Code of Ethics are published on our website. Please refer to “—Governance Overview” above for the location of these documents.

In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Supplemental Code of Ethics, or waivers from our Supplemental Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.blockbuster.com) within the time period required by applicable SEC and NYSE rules.

The Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board regularly reviews information regarding the Company’s liquidity and operations as well as the risks associated with each. The Board also holds strategic planning sessions with senior management to discuss strategy, key challenges and risks and opportunities for the Company. Mr. Keyes’ unique insight into the risks and opportunities facing the Company is a significant reason the Board has determined that the combined role of Chairman and Chief Executive Officer is appropriate at this time.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas. For example, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. Pursuant to its charter, the Audit Committee is also responsible for reviewing and discussing with management, the internal audit staff, and the independent auditors the Company’s policies with respect to risk assessment and risk management as well as major risk exposures and the process used to manage those exposures that could have a material effect on the Company’s financial statements. In addition, material violations of the Company’s Business Conduct Statement are also reported to the Chair of Audit Committee. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation program and policies and assesses the Company’s effectiveness at linking pay to performance as well as aligning the interests of executives and other employees with those of the Company’s stockholders. The Nominating/Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for directors and executive officers, related party transactions and potential conflicts of interest, as well as other areas of corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Director Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend our annual stockholders’ meetings. At our 2009 annual meeting, each of the incumbent directors was in attendance, with the exception of former director Mr.  Icahn.

Processes and Procedures for Determining Executive and Director Compensation

The following discussion is intended to illustrate our typical processes and procedures for the consideration and determination of executive officer and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters. From time to time, the Board, Compensation Committee or Nominating/Corporate Governance Committee may deem additional or different processes and procedures to be appropriate for a particular matter.

Executive Compensation

As detailed in its charter, one of the primary functions of our Compensation Committee is to review and approve, or make recommendations to the Board or to the other independent directors on the Board with respect to, the compensation of our executives and such other employees or categories of employees as directed by the Board. In general, executive compensation matters can be presented to the Compensation Committee or raised with the Committee in one of the following ways: (1) at the request of the Committee chair or another Committee member or Board member; (2) in accordance with the Committee’s annual agenda, which is reviewed by the Committee members and other directors on an annual basis; (3) by our Chief Executive Officer; or (4) by the Committee’s outside compensation consultant.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executives and our directors and also has the sole authority to approve any such firm’s fees and other retention terms. Additionally, pursuant to its charter, the Compensation Committee has the authority to engage, and determine the fees of, independent counsel and other advisors as it deems necessary to carry out its duties, and it has the authority to request that any of our officers or employees or our outside legal counsel attend Compensation Committee meetings or meet with any members of, or consultants to, the Committee. During 2009, the Compensation Committee engaged Lyons, Benenson & Company Inc. (“Lyons, Benenson”) as the Committee’s independent outside compensation consultant to assist it in evaluating executive compensation matters. The terms of Lyons, Benenson’s engagement are set forth in an engagement agreement which provides, among other things, that Lyons, Benenson is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Other than services provided to the Nominating/Governance Committee in reviewing and evaluating our current non-employee director compensation program, Lyons, Benenson does not provide any other services to Blockbuster.

Together with management, the Compensation Committee’s compensation consultant and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and formulates a recommendation. The Compensation Committee’s chair then generally reports the Compensation Committee’s recommendation for approval by the full Board or, in certain cases, by the independent directors. For example, performance-based compensation matters that require approval by outside directors under Section 162(m) of the Code, would not generally be voted on by the Chairman of the Board, who also serves as our Chief Executive Officer, nor would our Chairman and Chief Executive Officer typically vote on matters regarding his individual compensation.

To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any subcommittee or individual members of the Compensation Committee as it deems appropriate.

Each year we will submit to our stockholders for approval a non-binding resolution to ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis).

Director Compensation

Pursuant to its charter and our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is responsible for annually reviewing the form and amount of director compensation, taking into account any evaluation prepared by any compensation consultant retained by the Compensation Committee. If appropriate, the Nominating/Corporate Governance Committee recommends changes in director compensation to the Board based on the following principles:

•

directors should be fairly compensated for the services they provide to Blockbuster (taking into account, among other things, the size and complexity of our business and compensation and benefits paid to directors of comparable companies);

•	directors’ interests should be aligned with the interests of our stockholders; and

•	directors’ compensation should be easy for our stockholders to understand.

Our Corporate Governance Guidelines also provide that the Nominating/Corporate Governance Committee and the Board shall consider that the independence of a director may be jeopardized if compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which the director is affiliated, or if we enter into consulting contracts with (or provide other indirect forms of compensation to) a director or an organization with which a director is affiliated.

During 2009, the Nominating/Corporate Governance Committee utilized the services of Lyons, Benenson, the consultant engaged by the Compensation Committee, to assist it in reviewing and evaluating our current non-employee director compensation program.

As with the Compensation Committee, the Nominating/Corporate Governance Committee may, to the extent permitted by applicable law, delegate its authority to any subcommittee or individual members of the Nominating/Corporate Governance Committee as it deems appropriate.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Class A common stock and Class B common stock beneficially owned by (1) each current Blockbuster director and each nominee for director, (2) the “named executive officers,” which, for purposes of this proxy statement, include James W. Keyes, our Chairman of the Board and Chief Executive Officer, Thomas M. Casey, our Executive Vice President and Chief Financial Officer, Eric H. Peterson, our former Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Bill R. Lee, our former Executive Vice President and Chief Merchandising Officer, and Phillip K. Morrow, our former Senior Vice President and Chief Information Officer, and (3) all current Blockbuster directors and executive officers as a group. Each of Blockbuster’s directors, director nominees and named executive officers may be reached through Blockbuster at 1201 Elm Street, Dallas, Texas 75270. The following table also sets forth information with respect to the number of shares of Class A common stock and Class B common stock beneficially owned by each person known by Blockbuster to beneficially own more than 5% of the outstanding shares of Class A common stock or Class B common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of April 9, 2010.

As of April 9, 2010, there were 144,655,892 shares of Class A common stock outstanding and 72,000,000 shares of Class B common stock outstanding.

Directors, Director Nominees and Executive Officers

Name	Title of Equity Securities	Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Edward Bleier	Class A Common Class B Common	160,512 —	— —	* —
Robert A. Bowman	Class A Common Class B Common	161,335 —	— —	* —
James W. Crystal	Class A Common Class B Common	143,689 —	— —	* —
Gary J. Fernandes	Class A Common Class B Common	380,561 —	— —	* —
Joseph J. Fitzsimmons	Class A Common Class B Common	— —	— —	— —
Jules Haimovitz	Class A Common Class B Common	315,480 —	— —	* —
James W. Keyes	Class A Common Class B Common	1,382,540 —	5,177,031 —	4.4 —
Strauss Zelnick	Class A Common Class B Common	160,512 —	— —	* —
Thomas M. Casey	Class A Common Class B Common	82,332 —	1,000,000 —	* —
Eric H. Peterson	Class A Common Class B Common	164,664 —	466,667 —	* —
Bill R. Lee	Class A Common Class B Common	— —	— —	* —
Phillip K. Morrow	Class A Common Class B Common	— —	300,000 —	* —
Current directors and current executive officers as a group (12 persons)	Class A Common Class B Common	3,551,394 —	6,547,745 —	6.7 —

Beneficial Holders of 5% or More of Class A or Class B Common Stock

Name	Title of Equity Securities	Number of Outstanding Shares		Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class (3)
Centaurus Capital LP(4) Centaurus Capital Limited(4)	Class B Common	3,746,986	(5)	—	5.2
M.A.M. Investment Ltd.(6) Marathon Asset Management (Services) Ltd.(6) Marathon Asset Management LLP(6) William James Arah(6) Jeremy John Hosking(6) Neil Mark Ostrer(6)	Class B Common	5,392,055	(7)	—	7.5
Prentice Capital Management, LP(8) Michael Zimmerman(8)	Class A Common Class B Common	12,166,983 4,077,410	(9) (10)	— —	8.4 5.7
The Goldman Sachs Group, Inc.(11) Goldman, Sachs & Co.(11)	Class A Common	9,414,451	(12)	—	6.5
Mark J. Wattles(13) Wattles Capital Management, LLC(13) HKW Trust(13)	Class B Common	13,300,000	(14)	—	18.5

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The shares reported in this column include restricted share units held by our directors on April 9, 2010 that are vested but not settleable until the later of a date certain selected by the director or the director’s termination of service.

(2)	Amounts indicated reflect shares subject to stock options or conversion rights that, on April 9, 2010, were unexercised or unconverted but were exercisable or convertible for shares of Class A common stock within a period of 60 days from that date. These shares are excluded from the Number of Outstanding Shares column.

(3)	Percentages are calculated based on the outstanding shares of Class A common stock or Class B common stock, as appropriate, as of April 9, 2010.

(4)	The address for Centaurus Capital LP and Centaurus Capital Limited is 33 Cavendish Square, 16th Floor, London, W1G OPW, United Kingdom.

(5)	This is based on a Schedule 13G filed with the SEC on March 15, 2010, by Centaurus Capital LP (“Centaurus”) and Centaurus Capital Limited (“CCL”). CCL, a corporation organized under the laws of the United Kingdom, serves as the general partner to Centaurus, a United Kingdom limited partnership. According to the Schedule 13G, each of CCL and Centaurus has shared voting power and shared dispositive power with regard to 3,746,986 shares of Class B common stock, and each is deemed to beneficially own 3,746,986 shares of Class B common stock. With respect to such shares of Class B common stock, Centaurus is an investment advisor, and therefore, all such shares are held of record by Centuarus’ clients.

(6)	The address for M.A.M. Investments Ltd. (“MAM Investments”), Marathon Asset Management (Services) Ltd (“Marathon Services”), Marathon Asset Management LLP (“Marathon Asset”), William James Arah, Jeremy John Hosking and Neil Mark Ostrer is Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, United Kingdom.

(7)	This is based on a Schedule 13G filed with the SEC on January 29, 2010, by MAM Investments, Marathon Services, Marathon Asset, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (the “Marathon Reporting Persons”). Marathon Asset is a wholly-owned subsidiary of Marathon Services, which, in turn, is a wholly-owned subsidiary of MAM Investments. William James Arah, Jeremy John Hosking and Neil Mark Ostrer are directors and indirect owners of Marathon Services, and they are also owners and Executive Committee members of Marathon Asset. According to the Schedule 13G, the Marathon Reporting Persons have shared voting power with regard to 3,934,673 shares of Class B common stock and shared dispositive power with regard to 5,392,055 shares of Class B common stock. Each of the Marathon Reporting Persons are deemed to beneficially own 5,392,055 shares of Class B common stock; however, each of the Marathon Reporting Persons, except for Marathon Asset, disclaim any direct ownership of the shares reported in the Schedule 13G. Marathon Asset is an investment advisor, and all of its Class B shares are held of record by its clients.

(8)	The address for Prentice Capital Management, LP (“Prentice”) and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

(9)	This is based on an amendment to Schedule 13G filed with the SEC on February 12, 2010 by Prentice and Michael Zimmerman. According to the Schedule 13G/A, Prentice has shared voting power and shared dispositive power with regard to 11,820,683 shares of Class A common stock, and Michael Zimmerman has shared voting power and shared dispositive power with regard to 12,166,983 shares of Class A common stock. The shares of Class A common stock are beneficially owned by Prentice as investment manager for investment funds in which such shares are held. Michael Zimmerman is the managing member of (a) Prentice Management GP, LLC, the general partner of Prentice, (b) Prentice Capital GP, LLC, the general partner of certain investment funds, and (c) Prentice Capital GP II, LLC, the general partner of Prentice Capital GP II, LP, which is the general partner of certain investment funds. As such, he may be deemed to control Prentice and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities reported in the Schedule 13G/A. In addition, according to the Schedule 13G/A, Mr. Zimmerman has voting and dispositive authority over 19,000 shares of Class A common stock held by the Michael Zimmerman & Holly Zimmerman Family Foundation, Inc., 304,500 shares of Class A common stock held by his wife and 22,800 shares of Class A common stock held by his children, and, as such, he may be deemed to be the beneficial owner of these shares, which were included in the Schedule 13G/A. Each of Michael Zimmerman and Prentice disclaims beneficial ownership of all of the shares of Class A common stock reported in the Schedule 13G/A.

(10)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2006 by Prentice and Michael Zimmerman. According to the Schedule 13G/A, Prentice has shared voting power and shared dispositive power with regard to 4,077,410 shares of Class B common stock, and Michael Zimmerman has shared voting power and shared dispositive power with regard to 4,077,410 shares of Class B common stock. The shares of Class B common stock are beneficially owned by Prentice as investment manager for investment funds in which such shares are held. Michael Zimmerman is the managing member of (a) Prentice Management GP, LLC, the general partner of Prentice, (b) Prentice Capital GP, LLC, the general partner of certain investment funds, and (c) Prentice Capital GP II, LLC, the general partner of Prentice Capital GP II, LP, which is the general partner of certain investment funds. As such, Michael Zimmerman may be deemed to control Prentice and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities reported in the Schedule 13G.

(11)	The address for The Goldman Sachs Group, Inc. (“The GS Group”) and Goldman, Sachs & Co. (“Goldman Sachs”) is 85 Broad Street, New York, New York 10004.

(12)	This is based on a Schedule 13G filed with the SEC on February 12, 2010 by The GS Group and Goldman Sachs. Goldman Sachs is a direct and indirect wholly-owned subsidiary of The GS Group. According to the Schedule 13G, each of The GS Group and Goldman Sachs has shared voting power and shared dispositive power with regard to 9,414,451 shares of Class A common stock, and each is deemed to beneficially own 9,414,451 shares of Class A common stock. Goldman Sachs is a broker/dealer and an investment advisor, and therefore, all of its shares of Class A common stock are held by its clients.

(13)	The address for Mark J. Wattles, Wattles Capital Management, LLC (“WCM”) and HKW Trust is 7945 W. Sahara Avenue, Suite 205, Las Vegas, Nevada 89117.

(14)	This is based on a Schedule 13D filed with the SEC on February 16, 2010 by Mark J. Wattles, as the Reporting Person. Mark J. Wattles is the sole member and manager of WCM and owns 100% of its membership interests and is the settler and sole trustee of HKW Trust and exercises sole discretion over HKW Trust. According to the Schedule 13D, WCM has sole voting power and sole dispositive power with regard to 9,540,000 shares of Class B common stock, and HKW Trust has sole voting power and sole dispositive power with regard to 3,760,000 shares of Class B common stock. WCM and HKW Trust are deemed to beneficially own 9,540,000 and 3,760,000 shares of Class B common stock, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, our executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership (“Section 16(a) reports”) with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) reports pursuant to powers of attorney granted by them. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2009, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, and written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, our executive officers and persons who own more than 10% of a registered class of our equity securities have been satisfied, except the following two filings made on behalf of Bill R. Lee, a former executive officer: a Form 3 on June 15, 2009, which was after the ten-day deadline, and a Form 4 on June 15, 2009, which was after the two-business day deadline.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This compensation discussion and analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. We provide in this CD&A a general description of our compensation program and specific information about its various components. Immediately following this CD&A is our Compensation Committee Report.

Throughout this discussion, the following individuals are referred to collectively as the “named executive officers” and are included in the Summary Compensation Table on page [30]:

•	James W. Keyes, Chairman of the Board and Chief Executive Officer;

•	Thomas M. Casey, Executive Vice President and Chief Financial Officer;

•	Eric H. Peterson, former Executive Vice President, General Counsel, Secretary and Chief Administrative Officer;

•	Bill R. Lee, former Executive Vice President and Chief Merchandising Officer; and

•	Phillip K. Morrow, former Senior Vice President and Chief Information Officer.

As part of our continued cost-reduction efforts, we have recently undertaken a review of our management structure that has resulted in the decision to eliminate certain executive positions within our organization and to restructure other executive positions that have historically been a part of our corporate structure. In connection with these restructuring efforts, Mr. Morrow resigned as our Senior Vice President and Chief Information Officer, effective as of January 29, 2010, and Messrs. Peterson and Lee resigned their respective positions with the Company, effective as of February 5, 2010.

Compensation Objectives and Philosophy

Our primary objectives when determining compensation for our named executive officers are to:

•

set levels of annual salary, bonus and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry conditions and challenges posed to our business by rapidly evolving technologies, sustained economic declines affecting consumer spending habits and preferences, and the increasingly diverse and competitive environment that we currently face;

•	incorporate a performance-based component that links executive compensation to our financial and operational performance; and

•	provide long-term equity-based compensation that aligns the interests of our executives with those of our stockholders.

Generally, by pursuing these objectives, we intend to reward each executive’s (1) individual performance and contribution to our corporate performance, (2) level and scope of responsibility and experience, and (3) ability to influence our future growth. We are able to determine whether our objectives are being met by comparing the value of our executive compensation packages to those being awarded by our peers, by evaluating our ability to attract and retain quality executive talent, and by analyzing whether performance-based and long-term equity-based compensation is appropriately incentivizing management and resulting in improvements in our performance.

As discussed in greater detail below, in light of the economic environment in 2009 and its effect on our business, for fiscal 2009 we determined not to award the annual incentive bonuses historically granted under our Senior Executive Annual Performance Bonus Plan (the “Senior Bonus Plan”). As a result, we did not establish performance targets or bonus target awards under our Senior Bonus Plan for 2009 for our named executive officers. However, it remains our philosophy that our annual bonus program should be performance-based and should be linked to individual, financial and operational performance, and for fiscal 2009, our Board retained the discretion to award bonus amounts to our named executive officers based on individual performance and contributions made to the Company, including the successful completion of certain refinancing efforts. For 2010, we will again utilize the Senior Bonus Plan for purposes of making annual incentive bonus grants to our executive officers generally. We assess our compensation objectives and philosophy on an ongoing basis, and we make adjustments, where necessary, to respond to areas where our objectives may not be fully satisfied, to changing competitive and economic conditions and to evolving “best practices” in executive compensation.

While no formal policy exists for allocating different components of compensation to each named executive officer, in originally formulating the compensation arrangements for Messrs. Keyes, Casey and Peterson, we sought to allocate a large portion of their compensation to equity awards relative to cash compensation. Although the grant date values of the equity awards to the named executive officers were substantial as of the date of grant, the reality today is that all of the stock options held by these executives are currently “underwater,” by which we mean that the exercise prices associated with those stock options significantly exceed the current fair market value of Blockbuster’s common stock. In addition, the $3,000,000 worth of restricted share units awarded to Mr. Keyes has significantly diminished in value.

Compensation Process

The Compensation Committee of our Board is responsible for assisting management and the Board in defining and overseeing our general compensation practices. However, because we value the experience and opinions of each Board member with respect to executive compensation matters and because executive compensation is more important than ever in corporate governance, our full Board has reserved the authority with respect to the approval of compensation for named executive officers at the executive vice president level and above, subject to certain limited exceptions. During fiscal 2009, in addition to drawing upon the experience and judgment of each of our directors, the Compensation Committee utilized the services of Lyons, Benenson to assist it in evaluating executive compensation matters. The Compensation Committee engaged Lyons, Benenson directly, and Lyons, Benenson does not provide any additional services to us.

Lyons, Benenson does not have approval authority for the ultimate compensation that is provided to our named executive officers. However, Lyons, Benenson has assisted the Compensation Committee in identifying a peer group of companies with which we can compare the executive compensation packages we are providing to our named executive officers. For 2009, we retained the same peer group from the prior fiscal year, which is made up of small box retailers that have median revenues that are comparable to ours (AutoZone, Inc., Barnes & Noble, Inc., Borders Group, Inc., Family Dollar Stores, Inc., Foot Locker, Inc., Limited Brands, Inc., Macy’s, Office Depot, Inc., RadioShack Corporation, Starbucks Corporation, The TJX Companies, Inc., and YUM! Brands, Inc.) and two peer competitors, Netflix and Movie Gallery (when data is available) that we have identified as being representative of the marketplace for the talent we seek. Lyons, Benenson provides management and the Compensation Committee with compensation data for the peer companies (including salary, target bonus, target bonus as a percentage of salary and target long-term incentives), which allows us to identify areas of our compensation program that do not appear consistent with the general practice of our peers. We have not, however, set specific benchmarks in relation to our peer group compensation in the past. The compensation packages awarded to Mr. Morrow and Mr. Lee, who began his role as Executive Vice President and Chief Merchandising Officer effective May 26, 2009, were not based on comparable positions at our peer group companies but were instead determined based on internal pay equity and the compensation provided by us to similar peer executive positions.

As discussed in greater detail below, we made little adjustment to the compensation provided to our named executive officers in 2009. Our Compensation Committee did, however, consider base salary data of our peer group companies in making its decision to increase Mr. Peterson’s base salary in May 2009, and his resulting base salary was approximately 71.5% of the median base salary provided to comparable executives in our peer group. For a more complete description of our processes and procedures for determining executive compensation, please see “Corporate Governance—Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation.”

Role of Management in Establishing Compensation

Of our named executive officers, only Mr. Keyes, our Chief Executive Officer, provides the Compensation Committee with his recommendations regarding the compensation of, or policies that affect, the other named executive officers. Mr. Keyes generally is in attendance at Compensation Committee meetings and provides any compensation recommendations he might have with respect to the other named executive officers to the Compensation Committee at such times. Mr. Keyes is not present, however, in executive sessions of the Compensation Committee members. We value the Chief Executive Officer’s opinion as to compensation decisions because we feel that he is in a unique position to see the day-to-day activities of the named executive officers reporting directly to him and because he desires to preserve the competitiveness of our compensation packages in relation to peer companies. However, as discussed above, the Compensation Committee makes recommendations to our Board regarding the compensation of Messrs. Keyes, Casey and Peterson, and our Board generally makes all final decisions concerning compensation for these named executive officers (unless such action by the Board would result in compensation intended to constitute “performance-based compensation” within in the meaning of Section 162(m) of the Code failing to so constitute). Mr. Keyes has been delegated authority regarding the compensation of Messrs. Lee and Morrow and typically made final determinations with respect to their compensation (except where action by another entity such as the Compensation Committee is necessary with respect to compensation intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code).

Compensation of the Named Executive Officers

For fiscal 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	discretionary annual bonus, as applicable;

•	outstanding long-term equity compensation; and

•	perquisites and other personal benefits.

Except where it is appropriate to discuss an element of a particular named executive officer’s compensation separately, the following is an aggregated discussion of the elements of compensation for the named executive officers. Due to the distinctiveness of the Chief Executive Officer position, following this broad discussion, more specific details are given concerning the compensation package for Mr. Keyes.

Salary

We view cash compensation as a key element of overall executive compensation, and we generally target salary levels to be competitive and commensurate with an executive’s position and level of responsibility, as well as experience, tenure and ability to influence our future success. The salaries of our named executive officers are typically reviewed annually during our first quarter and may also be reviewed upon a promotion or other change in job responsibilities.

During its 2009 salary review, Lyons, Benenson performed a review of the cash compensation, including salary and bonus, of executives in similar positions at the companies in the retail peer group. Mr. Keyes’ salary was approximately 74.5% of the peer group median for the highest paid executive, Mr. Casey’s salary was approximately 66.5% of the peer group median for the second highest paid executive, and, following the salary increase in May 2009, Mr. Peterson’s salary was approximately 71.5% of the peer group median for the third highest paid executive. Given that the base salaries for Messrs. Keyes and Casey fell within 65% to 75% of the peer group medians, management made no recommendations to increase their salaries for 2009. The Board concurred with management and did not take any action regarding the salaries of Messrs. Keyes and Casey during 2009. Mr. Keyes recommended that the Board increase Mr. Peterson’s base salary for 2009 in order to reflect his increased job responsibility in connection with his additional role as Chief Administrative Officer and his personal performance during fiscal 2009 to date. In light of this increased responsibility, the Board agreed that a salary increase for Mr. Peterson was warranted, and the increase brought Mr. Peterson’s base salary within the 65% to 75% range of peer group medians. The base salaries for Messrs. Lee and Morrow were determined by reference to the base salaries we pay to executives at similar levels with similar responsibilities and were reviewed by the Compensation Committee. We did not increase Mr. Morrow’s salary during fiscal 2009. Actual 2009 salaries earned by each of the named executive officers are set forth below under “Summary Compensation Table.”

In making determinations regarding base salaries for our named executive officers for fiscal 2010, the Compensation Committee and the Board again reviewed the factors noted above. The Committee, the Board and management remain in agreement that the current state of the economy, coupled with no discernable change in competitive top executive compensation levels to date, argue against any increases at this time in the salaries of our named executive officers. The Committee and the Board will carefully monitor trends and developments in peer group compensation as the year progresses.

Annual Bonus

Consistent with our view that incentive cash compensation is a key element of overall compensation, bonuses for the named executive officers are also considered annually. Prior to fiscal 2009, we awarded annual incentive awards to our named executive officers pursuant to our Senior Bonus Plan, which were typically tied to the achievement of pre-established performance criteria and, at times, individual performance criteria.

In February 2009, when evaluating a desired fiscal 2009 bonus program, the Compensation Committee and Board considered, among other factors, (1) the depressed economic environment and its current and projected effects on consumer spending, (2) the effect of market conditions on our results of operations for fiscal 2008 and the potential for continued adverse effects on our performance in fiscal 2009, (3) the uncertain prospects for general economic recovery in fiscal 2009, and (4) our ongoing focus on cash management and expense optimization, and determined not to establish performance targets or bonus target awards under the Senior Bonus Plan for fiscal 2009. Instead, our Board retained the ability to award discretionary bonuses for fiscal 2009 based upon one or more of the performance measures set forth in the Senior Bonus Plan or any other corporate or individual performance that it determined was meritorious. The Board understood that such discretionary bonuses might not be tax deductible. In making its determination, the Board concluded that suspension of bonuses pursuant to the Senior Bonus Plan was in our best interests given that it would provide maximum flexibility in achieving the appropriate risk-reward balance in executive compensation during difficult and unpredictable economic conditions. Each of the named executive officers agreed with the Board’s decision in this regard and entered into amendments to their employment agreements reflecting that they would not receive bonuses under the Senior Bonus Plan for 2009.

In mid-2009, the Compensation Committee approved discretionary bonus payments to Messrs. Casey and Peterson in the amount of $50,000 each, which were paid in cash. Mr. Casey’s bonus was awarded in recognition of his leadership in the amendment and extension of our revolving credit facility and cost-cutting efforts. Mr. Peterson’s bonus was awarded in recognition of his increased responsibilities following his acceptance of the additional role as our Chief Administrative Officer and his strong judgment and guidance during fiscal 2009 to date.

In December 2009, the Compensation Committee approved a discretionary bonus for each of Messrs. Keyes, Casey and Peterson. The discretionary bonuses were primarily awarded to these three individuals as a result of their contributions to the completion of a $675 million senior secured notes offering during difficult economic conditions, which allowed us to repay certain revolving credit facilities and other loans and fund fees and expenses for the transaction, and the proceeds of which will be used for general corporate purposes going forward. For his role in the notes offering, Mr. Keyes received a cash bonus amount equal to $400,000, which is 80% of the target bonus he was previously entitled to receive under the terms of his employment agreement prior to its amendment. Mr. Casey led the efforts to complete the offering and was awarded a bonus amount of $300,000, which is equal to the target bonus he was previously entitled to receive under his employment agreement prior to its amendment. Mr. Casey received his bonus, less applicable taxes, 75% in cash and 25% in unrestricted shares of our Class A common stock. Mr. Peterson also contributed to the completion of the notes offering, and the Compensation Committee awarded him a bonus of $150,000, which is 62.5% of the target bonus he was previously entitled to receive under the terms of his employment agreement, prior to its amendment and based on his salary in effect at the beginning of the 2009 fiscal year. Mr. Peterson’s bonus was paid to him entirely in unrestricted shares of our Class A common stock. Because we believe the completion of the notes offering will enhance our liquidity and improve our operating flexibility, we determined that it was appropriate to compensate these named executive officers for their contributions to the transaction. We did not pay a bonus to Mr. Morrow for fiscal 2009. Mr. Lee received a cash bonus of $270,000 for fiscal 2009, which was guaranteed to him pursuant to the terms of his employment agreement, and he also received a sign-on bonus during 2009 equal to $270,000.

For 2010, we intend to establish performance targets for our company relating to our financial goals under the Senior Bonus Plan. Performance targets and award amounts under the Senior Bonus Plan were approved by our Compensation Committee at its meeting on March 23, 2010 If the Compensation Committee’s recommendation to the Board for approval of such performance targets and award amounts under the Senior Bonus Plan is approved by the Board at its meeting on March 29, 2010, we will communicate the established performance and award targets for 2010 at that time to our executive officers generally. Typically, we have used a combination of one or more of the following measures when setting performance targets: total net revenue, operating income, adjusted operating income, income before taxes, adjusted income before taxes, net income or adjusted net income. Individual performance goals may also be used and are usually based on criteria such as the individual’s contributions to our overall success and the performance of the business and responsibility areas that the individual oversees. The target award of each participant under the Senior Bonus Plan is generally set as a percentage of salary. Due to the expiration of the employment contracts of Messrs. Keyes and Casey during the second and third quarters of fiscal 2010, respectively, the details of their compensation structure beyond the expiration of their existing contracts has not yet been decided and, as such, our Board has not yet determined whether Messrs. Keyes and Casey will participate in the Senior Bonus Plan for 2010.

Long-Term Equity Compensation

We believe that the use of equity awards, such as stock options and restricted share units, appropriately link executive interests to enhancing stockholder value. In considering the nature and timing of these awards, the number of, and potential gains on, past awards of equity-based compensation are reviewed for each executive before new awards are granted. We believe that, relative to other types of equity awards, stock options generally provide our executives with a better incentive to grow our stock price because they will realize value from the stock options only to the extent that our stock price increases. We currently maintain one long-term equity compensation plan, the 2004 Long-Term Management Incentive Plan (the “Compensation Plan”), under which equity awards may be granted. The purpose of the Compensation Plan is to benefit and advance our stockholders’ interests by attracting and retaining employees, directors and advisors and by further rewarding these individuals for their contributions to our financial success, which we believe motivates them to continue to make such contributions in the future. The types of awards available for grant under the Compensation Plan are stock options, stock appreciation rights, restricted shares, restricted share units, unrestricted shares of common stock and phantom shares. The Board determines the vesting provisions and any other limitations on exercisability or recognition of awards made under the Compensation Plan, such as performance targets, on an individual basis. Such performance goals may be described in terms of objectives that are related to the individual participant, a particular division or region, our overall financial performance, or a measurement relative to selected peer companies or a market index. The Board also has sole discretion over whether awards under the Compensation Plan will be structured to qualify for deductibility pursuant to Section 162(m) of the Code.

During fiscal 2009, we did not grant additional long-term equity compensation to Messrs. Keyes, Casey or Peterson given that they were each awarded option grants in 2007 pursuant to their compensation arrangements entered into at such time that were intended to cover their initial years with the company. In addition, in 2007, Mr. Keyes was issued an award of restricted share units that do not vest until 2010. In May 2009, Mr. Lee was granted 130,000 performance-based restricted share units and Mr. Morrow was granted 75,000 performance-based restricted share units, each with vesting tied to the attainment of EBITDA targets in 2009 and certain time-based restrictions over a four-year period. Specifically, if we achieved adjusted EBITDA between $270,000,000 and $314,999,999 for the fiscal year ended January 3, 2010, then 50% of the awarded restricted share units would be eligible to vest, and if we achieved adjusted EBITDA of $315,000,000 or more for the fiscal year ended January 3, 2010, then 100% of the awarded restricted share units would be eligible to vest. We have determined that the performance conditions associated with Messrs. Lee and Morrow’s restricted share units were not attained and, hence, that they will not be entitled to earn any of the restricted share units. Upon Messrs. Lee and Morrow’s termination of employment, all of the unvested restricted share units were terminated and forfeited.

In formulating compensation arrangements with our named executive officers, we sought to achieve greater alignment of the interests of the executives and the interests of our stockholders by motivating the executive officers to increase stockholder value and rewarding the executive officers when stockholder value increases. In particular, we believed that the allocation of a large portion of the named executive officers’ compensation to equity awards and, in some cases, the escalating exercise prices of their stock option awards and performance-based conditions, would have appropriately incentivized our executives to maximize stockholder value. The recent and precipitous decline in the price of Blockbuster stock has greatly reduced the value of the equity component of each named executive officer’s compensation package. Notwithstanding that decline in value, our named executive officers remain fully committed to increasing the value of our stockholders’ investment in the company. See “Outstanding Equity Awards at 2009 Fiscal Year-End” for more information regarding the terms of outstanding equity awards held by our named executive officers.

Perquisites and Personal Benefits

We provide each of our named executive officers with the available employee benefit plans, programs or arrangements that are generally provided to our other executives or to our employees in general. The perquisites we provide, if any, are determined in accordance with the responsibilities and duties befitting each named executive officer’s position and are generally limited in scope. Perquisites provided to our named executive officers for fiscal 2009 include executive physical costs, car allowance and costs for auto insurance, and they are discussed in further detail in the footnotes following the Summary Compensation Table below. The Compensation Committee has determined to discontinue payment of auto insurance costs as a perquisite for the Company’s executive officers beginning in the second quarter of fiscal 2010.

Retirement Benefits

The named executive officers are eligible to participate in our tax-qualified 401(k) plan. In addition, we sponsor an excess investment plan that permits eligible employees who earn annual compensation in excess of the annual limit in effect under Section 401(a)(17) of the Code (which is $245,000 for 2009 and 2010) to defer salary and bonus compensation (the “Excess Investment Plan”). The Excess Investment Plan is a nonqualified deferred compensation plan and is intended to comply with the requirements of Section 409A of the Code. During 2009, Messrs. Keyes, Peterson and Lee elected not to participate in either our 401(k) plan or the Excess Investment Plan, Mr. Morrow participated in our 401(k) plan, and Messrs. Casey and Morrow participated in the Excess Investment Plan.

Severance and Change-in-Control Provisions

All of the named executive officers have employment agreements with us that set forth the compensation payable to each officer and each officer’s duties and obligations to the Company. The employment agreements also provide certain benefits upon termination of employment in various scenarios. While Mr. Keyes’ employment agreement does not provide for cash severance, it does provide for accelerated vesting of specified equity awards in the event of certain terminations or upon the occurrence of corporate transactions, such as a change-in-control. Mr. Casey’s and Mr. Peterson’s employment agreements each provide for the payment of one year’s salary in severance upon an involuntary termination but also provide that any unvested option awards shall be forfeited in such event. The employment agreements with Messrs. Lee and Morrow each provide for, among other things, the payment of one year’s salary in severance upon an involuntary termination and also provide that any unvested stock option awards that would have vested and become exercisable on or before the last day of the then current employment period will vest and be exercisable until six months after the termination date or, if earlier, the expiration date of the options. When we entered into these agreements, we believed that the severance and other benefits provided to these named executive officers represented reasonable compensation packages and allowed the named executive officers to focus their attention and energy on our business. See “Potential Payments upon Termination or Change-in-Control” below for a detailed discussion of these payments and benefits.

The employment agreements with Messrs. Keyes and Casey expire during the second and third quarters of fiscal 2010, respectively. There is no severance or other payments due to either Mr. Keyes or Mr. Casey in the event we elect not to renew or extend the agreements. Because the resignations of Messrs. Peterson, Morrow and Lee in early 2010 occurred in connection with our decision to eliminate and/or restructure the positions previously held by those individuals, we determined that it was appropriate to provide the executives with severance payments similar to the amounts they would have received if they had been involuntarily terminated. As a result, Mr. Peterson received a lump sum cash severance payment equal to $500,000, Mr. Morrow received a lump sum cash severance payment equal to $262,501 and Mr. Lee continues to receive his bi-weekly salary, at an annual rate of $450,000, for a period of twelve months following his termination date.

Compensation of the Chief Executive Officer

Mr. Keyes’ fiscal 2009 compensation was principally established by the terms of his employment agreement, which were recommended by the Compensation Committee and approved by the Board in connection with our hiring of Mr. Keyes in 2007. During its review and analysis of Mr. Keyes’ employment agreement, the Compensation Committee and the Board consulted with Lyons, Benenson regarding Mr. Keyes’ compensation. Lyons, Benenson provided the Compensation Committee and the Board with calculations of the present value of Mr. Keyes’ compensation package and assisted the Compensation Committee and the Board in comparing Mr. Keyes’ compensation package to compensation packages of executives at other companies (including Barnes & Noble, Inc., Borders Group, Inc., Dollar General, Family Dollar Stores, Inc., Foot Locker, Inc., GameStop, Limited Brands, Inc., Movie Gallery, Netflix, Inc., Office Depot, Inc., RadioShack Corporation, The TJX Companies, Inc. and YUM! Brands, Inc.). As part of its deliberations in establishing Mr. Keyes’ compensation package, the Compensation Committee and the Board considered the importance of aligning Mr. Keyes’ interests with the interests of our stockholders and, to that end, allocated a large portion of Mr. Keyes’ compensation to stock option awards equal to 4% of our outstanding Class A common stock and Class B common stock, providing that one-third of such stock options will be exercisable at the fair market value of our stock on the date of grant of the options and the remaining awards at escalating exercise prices of at least 15% above the fair market value of our stock at such time. We also granted Mr. Keyes $3,000,000 of restricted share units that do not vest until July 2010 unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions, each as discussed in greater detail below under “Potential Payments Upon Termination or Change-in-Control—Employment Agreement with the Chairman and CEO,” and required that he purchase $3,000,000 worth of our common stock shortly after commencement of his employment. The Compensation Committee and the Board believed that weighting Mr. Keyes’ compensation package heavily with equity awards and requiring him to invest a significant amount of his own funds in our common stock would align Mr. Keyes’ interests with the interests of our stockholders by motivating him to increase stockholder value and rewarding him when stockholder value increases.

Taking into account the input from Lyons, Benenson and the goals for alignment with stockholder interests, the Board approved the various components of compensation in Mr. Keyes’ employment agreement, including salary (to address market data and provide a base level of compensation), bonus (to address a pay-for-performance component) and stock options and restricted share units (to address alignment with stockholder interests). In addition, Mr. Keyes’ employment agreement originally provided that his bonus each year would be paid in fully vested shares of Class A common stock to further align Mr. Keyes’ interests with the interests of our stockholders. The market data analysis from Lyons, Benenson showed that the base salary component of Mr. Keyes’ compensation was at the 11th percentile of market practice, which placed it 25% below the market median. Because Mr. Keyes’ base salary is below the market median, we have greater flexibility to place additional emphasis on variable compensation, which is consistent with our compensation program objectives. The market data analysis also indicated that Mr. Keyes’ annual bonus opportunity was at the 16th percentile of market practice, which placed it at 43% of the market median. The present value of Mr. Keyes’ equity compensation grants when awarded registered at the 86th percentile of market practice or 258% of the market median. This significant allocation of his compensation to equity awards emphasized the importance of Mr. Keyes’ increasing stockholder value. For Mr. Keyes’ total compensation package to actually exceed the market median for similarly situated officers of our competitors, the value of our stock must outperform the equity of our competitors. While this generally remains true, the recent, broad-based decline in equity values across the market, including the decline in the price of our stock, has significantly reduced the present and future value of Mr. Keyes’ compensation package.

The Compensation Committee and the Board also reviewed the potential effect on, and cost to us of, severance and change-in-control scenarios under Mr. Keyes’ employment agreement. In particular, the Compensation Committee and the Board believed that several facets of Mr. Keyes’ employment agreement, including that Mr. Keyes would forfeit all of his unvested stock options in the event that his employment is terminated by us without cause and that accelerated vesting of his equity awards in connection with a change-in-control of us would be based on how long after the commencement of his employment that such a transaction occurred, were more favorable to our stockholders than arrangements at many other companies.

Tax and Accounting Implications

Section 162(m) of the Code generally limits the federal tax deductibility of compensation paid to our Chief Executive Officer and our three other highest paid officers (other than our principal financial officer) to $1,000,000 but provides an exception to this limitation for certain performance-based compensation. Except in specific situations where we deem that it is not in our best interests, our objective generally is for executive compensation in excess of $1,000,000 to qualify for the performance-based compensation exception. Nevertheless, from time to time, the Board authorizes compensation that does not meet the exception in order to maintain flexibility with respect to compensating executives in a manner designed to promote varying corporate goals. Of the components of compensation for our named executive officers, bonus and performance-based equity compensation are each typically designed to be deductible under Section 162(m) while salary and perquisites are not. As discussed in greater detail above, the Compensation Committee approved and paid discretionary annual bonuses for fiscal 2009 that did not constitute performance-based compensation under Section 162(m). Hence, such amounts are not deductible by us to the extent they result in the total non-performance-based compensation paid to a named executive officer for fiscal 2009 exceeding $1,000,000.

Section 280G of the Code disallows a deduction of any “excess parachute payment” paid in connection with certain change-in-control events. A portion of the amounts payable pursuant to, and benefits available under, our equity compensation awards or employment agreements benefiting our named executive officers may constitute “excess parachute payments” and will not be deductible by us. In contrast to Section 162(m), amounts payable in connection with a change-in-control transaction cannot easily be designed to avoid treatment as “excess parachute payments.” Although our Compensation Committee is aware of the possibility of a lost deduction in connection with these payments and intends to take reasonable actions to preserve the deductibility of amounts payable to our named executive officers to the extent possible, our Compensation Committee does not believe it is appropriate for tax considerations to be determinative in the design of change-in-control protections made available to our named executive officers, particularly given that severance provided under the employment agreements is equal to only one year of base salary in the case of Messrs. Casey, Peterson, Lee and Morrow and that change-in-control benefits are limited. Mr. Keyes’ employment agreement makes no provision for cash severance.

Summary

The relatively limited actions taken with respect to the fiscal 2009 compensation of our named executive officers were consistent with our compensation objectives and philosophy and reflect the unexpectedly difficult economic conditions we faced during the year and continue to face. We intend to continuously monitor and evaluate our compensation practices to ensure that they remain aligned with our focus on (1) setting competitive compensation levels that allow us to attract and retain quality executives under challenging industry and economic conditions, (2) emphasizing performance-based compensation, and (3) providing equity-based compensation that further aligns the interests of our named executive officers with those of our other stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in our proxy statement with respect to our 2010 annual meeting of stockholders.

Compensation Committee of the Board of Directors

Gary J. Fernandes, Chair
Edward Bleier
Jules Haimovitz

Narrative Disclosure of Our Compensation Policies and Practices as They Relate to Our Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not named executive officers) as they relate to our risk management practices and risk-taking incentives. We have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us, and therefore, no such disclosure is necessary. During fiscal 2009, we were significantly focused on cost-saving opportunities and liquidity enhancing initiatives, and as a result, our compensation structure was very conservative. For instance, we did not grant any performance-based compensation that would have incentivized our named executive officers or other employees to take unnecessary risks in order to maximize their potential compensation. The great majority of our equity awards that are currently outstanding necessarily relate to our performance and success. However, we do not feel that the design of those awards subjects us to any more risk than our stockholders take on when investing in our future. Our Compensation Committee and our Board are aware of the need to routinely assess our compensation policies and practices. Our Compensation Committee regularly reviews our compensation practices at least once per year and, on a going-forward basis, will make a formal assessment as to the necessity of this particular disclosure on an annual basis.

Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for the 2007, 2008 and 2009 fiscal years. Compensation information for each named executive officer for the fiscal year of hire is prorated from the date of employment. In accordance with SEC rules, information for 2007 and 2008 is not provided for Mr. Lee because he was not employed by the Company until May 2009.

For a discussion of the material terms of each named executive officer’s employment agreement, please refer to “—Narrative Discussion to Summary Compensation and Grants of Plan-Based Awards Tables—Employment Agreements” below. Fiscal 2009 compensation for the named executive officers consisted of salary, bonus and other compensation.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4)($)	Total ($)
James W. Keyes Chairman of the Board and Chief Executive Officer	2009 2008 2007	750,000 750,000 346,154	400,000 — 254,700	— — 3,000,000	— — 14,082,403	— 402,500 —	— 1,688 20,000	1,150,000 1,154,188 17,703,257

Thomas M. Casey Executive Vice President and Chief Financial Officer	2009 2008 2007	500,000 500,000 130,769	275,000 — 300,000	75,000 — —	— — 2,969,825	— 241,500 —	150,522 179,789 42,990	1,000,522 921,289 3,443,584

Eric H. Peterson Former Executive Vice President, General Counsel, Secretary and Chief Administrative Officer	2009 2008 2007	457,692 400,000 69,231	50,000 — 60,000	150,000 — —	— — 1,464,803	— 193,200 —	— 5,086 —	657,692 598,286 1,594,034

Bill R. Lee Former Executive Vice President and Chief Merchandising Officer	2009	266,538	540,000	0	—	—	263,414	1,069,952

Phillip K. Morrow Former Senior Vice President and Chief Information Officer	2009 2008 2007	350,000 350,000 100,962	— — 70,000	0 — —	— — 997,526	— 169,050 —	9,356 5,561 —	359,356 524,611 1,168,488

(1)	In May 2009, Messrs. Casey and Peterson each received a $50,000 cash bonus. Mr. Casey’s bonus was awarded in recognition of his leadership in the amendment and extension of our revolving credit facility and cost-cutting efforts. Mr. Peterson’s bonus was awarded in recognition of his increased responsibilities following his acceptance of the additional role as our Chief Administrative Officer and his strong judgment and guidance during fiscal 2009 to date. In addition, in recognition of their efforts and accomplishments in the completion of our 2009 senior secured notes offering, Messrs. Keyes, Casey and Peterson were awarded discretionary bonuses for fiscal 2009. Mr. Keyes’ bonus was paid entirely in cash. Mr. Casey received 75% of his bonus in cash and 25% of his bonus in unvested shares of our Class A common stock, and Mr. Peterson received 100% of his bonus in unrestricted shares of our Class A common stock. The cash portion of the bonuses awarded to Messrs. Casey and Peterson are reported in the Bonus column, and the stock portion of their bonuses are reported in the Stock Awards column. The bonus amount reported above for Mr. Lee consists of a sign-on bonus of $270,000 and a guaranteed fiscal 2009 bonus of $270,000.

(2)	Amounts reported for stock awards represent the aggregate grant date fair value of restricted share unit awards granted under the Compensation Plan and of the stock portions of the 2009 discretionary bonuses paid to Messrs. Casey and Peterson, computed in accordance with FASB ASC Topic 718. Additional detail regarding the assumptions made in the valuation of our stock awards is included in footnote 3 to our audited financial statements for the fiscal year ended January 3, 2010, and in footnote 5 to our audited financial statements for the fiscal year ended January 6, 2008, which are included in the Company’s annual reports on Form 10-K, filed with the SEC on March 16, 2010 and March 6, 2008, respectively. Mr. Lee received an award of 130,000 performance-based restricted share units, and Mr. Morrow received an award of 75,000 performance-based restricted share units on May 28, 2009; however, pursuant to FASB ASC Topic 718, no grant date fair value could be established for these awards until January 3, 2010, at which time we determined that the applicable adjusted EBITDA performance conditions for the awards would not be attained. Hence, the grant date fair value of each award is zero. The award date fair values of the awards for Messrs. Lee and Morrow were $45,500 and $26,250, respectively, assuming that the performance target would be met at the 50% payout level, based on the adjusted EBITDA forecast available on May 28, 2009. Messrs. Lee and Morrow will not be eligible to earn any of the restricted share units granted to them pursuant to these awards, and the awards were terminated and forfeited in their entirety upon Messrs. Lee and Morrow’s termination from employment.

(3)	Amounts reported for option awards represent the aggregate grant date fair value of stock option awards granted under the Compensation Plan, computed in accordance with FASB ASC Topic 718. Additional detail regarding the assumptions made in the valuation of our option awards is included in footnote 5 to our audited financial statements for the fiscal year ended January 6, 2008, which are included in our annual report on Form 10-K, filed with the SEC on March 6, 2008. Refer to the section of this proxy statement entitled “—Outstanding Equity Awards at 2009 Fiscal Year-End” for option exercise prices. The closing market price of our Class A common stock on January 4, 2010 was $0.58, which is substantially lower than the minimum option exercise prices for each named executive officer’s option award, thereby substantially reducing the present and future value of the options granted to the named executive officers in 2007.

(4)	Perquisites received by the named executive officers during fiscal 2009, which consist primarily of physical examination costs, car allowance and costs for auto insurance, were less than $10,000 for each executive other than Mr. Casey and thus are not reported above. The amount reported above for Mr. Casey includes $140,241 in temporary living expenses and $4,919 in employer matching contributions made to the Excess Investment Plan on Mr. Casey’s behalf. The amount reported above for Mr. Lee represents payments received by him as a consultant to the Company during fiscal 2009 for services performed prior to the time he became Executive Vice President and Chief Merchandising Officer. The amount reported above for Mr. Morrow includes $6,664 in employer matching contributions made to our 401(k) plan and $2,692 in employer matching contributions made to the Excess Investment Plan on Mr. Morrow’s behalf. The Compensation Committee has determined to discontinue payment of auto insurance costs as a perquisite for the Company’s executive officers beginning in the second quarter of fiscal 2010.

Fiscal 2009 Grants of Plan-Based Awards

The following table provides information related to grants of plan-based awards made to our named executive officers during fiscal 2009.

		Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)		Target (#)		Maximum (#)		Grant Date Fair Value of Stock Awards ($)
James W. Keyes	—	—		—		—		—
Thomas M. Casey	—	—		—		—		—
Eric H. Peterson	—	—		—		—		—
Bill R. Lee	5/28/09	65,000	(1)	130,000	(1)	156,000	(1)	0	(2)
Phillip K. Morrow	5/28/09	37,500	(1)	75,000	(1)	75,000	(1)	0	(2)

(1)	These amounts represent the threshold, target and maximum payment levels with respect to 2009 performance-based restricted share units awarded to Messrs. Lee and Morrow under the Compensation Plan. The performance-based restricted share unit awards are described in greater detail below under “—Narrative Discussion to Summary Compensation and Fiscal 2009 Grants of Plan-Based Awards Tables.” However, we have determined that the performance conditions associated with the awards will not be attained and, hence, that Messrs. Lee and Morrow will not be eligible to earn any of the restricted share units. In accordance with their terms, the awards were terminated and forfeited in their entirety upon Messrs. Lee and Morrow’s termination from employment.

(2)	This amount reflects the grant date fair value of the performance-based restricted share unit awards granted to Messrs. Lee and Morrow on May 28, 2009. Pursuant to FASB ASC Topic 718, no grant date fair value could be established for these awards until January 3, 2010, at which time we determined that the applicable adjusted EBITDA performance conditions for the awards would not be attained. Hence, the grant date fair value of each award is $0. The award date fair values of the awards for Messrs. Lee and Morrow were $45,500 and $26,250, respectively, assuming that the performance target would be met at the 50% payout level, based on the adjusted EBITDA forecast available on May 28, 2009. Messrs. Lee and Morrow will not be eligible to earn any of the restricted share units granted to them pursuant to these awards, and the awards were terminated and forfeited in their entirety upon Messrs. Lee and Morrow’s termination from employment.

Narrative Discussion to Summary Compensation and Fiscal 2009 Grants of Plan-Based Awards Tables

Our executive compensation policies and practices pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded are described above under “—Compensation Discussion & Analysis.” As indicated therein, other than Messrs. Lee and Morrow, none of our named executive officers received any equity-based compensation awards in fiscal 2009 (other than bonus amounts that were paid in unrestricted shares of Class A common stock). For 2009, none of our named executive officers, other than Messrs. Lee and Morrow, received compensation other than base salary, discretionary bonuses and certain additional items of compensation reflected in the All Other Compensation column of the Summary Compensation Table. As discussed in greater detail below, the performance conditions associated with the performance-based restricted share units awarded to Messrs. Lee and Morrow in 2009 were not attained and the awards were forfeited in accordance with their terms upon Messrs. Lee and Morrow’s termination of employment.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The employment agreements with each of Messrs. Keyes, Casey and Peterson have a three-year term. The employment agreements with Messrs. Lee and Morrow have a one-year term and automatically renew for additional one-year periods each March 1 unless otherwise terminated. The agreements provide the named executive officers with a minimum annual base salary, which is payable in accordance with our normal payroll practices, as follows: (1) for Mr. Keyes, $750,000; (2) for Mr. Casey, $500,000; (3) for Mr. Peterson, $400,000 (increased to $500,000 in mid-2009); (4) for Mr. Lee, $450,000; and (5) for Mr. Morrow, $350,000. The agreements also provide that the named executive officers are entitled to participate in our Senior Bonus Plan each fiscal year, at the following target bonus award levels: (1) for Mr. Keyes, $500,000, and (2) for Messrs. Casey, Peterson, Lee and Morrow, 60% of base salary; provided, that, for fiscal 2009, the named executive officers entered into amendments to their employment agreements waiving participation in the Senior Bonus Plan, as discussed in greater detail above under “—Compensation Discussion & Analysis.” The named executive officers are also entitled to participate in our employee benefit programs to the extent eligible. The severance and change-in-control benefits, if any, provided by these employment agreements are described below under “—Potential Payments upon Termination or Change-in-Control.” The employment agreements also contain certain confidentiality, noncompetition and other restrictive covenants, which are also described below under “—Potential Payments upon Termination or Change-in-Control.” The employment agreements with Messrs. Peterson, Lee and Morrow ceased to be in effect following their respective termination dates in early 2010, and the employment agreements with Messrs. Keyes and Casey will expire during the second and third quarters of 2010, respectively.

Performance-Based Restricted Share Awards

We granted Mr. Lee 130,000 performance-based restricted share units and Mr. Morrow 75,000 performance-based restricted share units in May 2009. The vesting of these units was tied to the attainment of EBITDA targets in fiscal 2009 and certain time-based restrictions over a four-year period. If we achieved adjusted EBITDA between $270,000,000 and $314,999,999 for the fiscal year ended January 3, 2010, then 50% of the awarded restricted share units would be eligible to vest, and if we achieved adjusted EBITDA of $315,000,000 or more for the fiscal year ended January 3, 2010, then 100% of the awarded restricted share units would be eligible to vest. Pursuant to FASB ASC Topic 718, no grant date fair value could be established for these awards until January 3, 2010, at which time we determined that the applicable adjusted EBITDA performance conditions for the awards would not be attained. Hence, Messrs. Lee and Morrow were not entitled to earn any of the restricted share units. Upon Messrs. Lee and Morrow’s termination of employment, all of the unvested restricted share units were terminated and forfeited.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information related to the outstanding equity awards held by each of our named executive officers at January 3, 2010.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised but Exercisable Options	Number of Securities Underlying Unexercised and Unexercisable Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)($)
James W. Keyes	1,725,677	862,839	4.485	7/2/2012	672,646	390,135	(3)
	1,150,452	575,226	5.1578	7/2/2012	—	—
	1,150,451	575,226	5.9314	7/2/2012	—	—
	1,150,451	575,225	6.8211	7/2/2012	—	—
Thomas M. Casey	333,333	166,667	5.08	9/12/2012	—	—
	333,333	166,667	5.842	9/12/2012	—	—
	333,333	166,667	6.7056	9/12/2012	—	—
Eric H. Peterson	155,556	77,778	5.32	10/15/2012	—	—
	155,555	77,778	6.118	10/15/2012	—	—
	155,555	77,778	7.0224	10/15/2012	—	—
Bill R. Lee	—	—	—	—	—	—
Phillip K. Morrow	300,000	150,000	5.36	9/4/2012	—	—

(1)	These amounts are with respect to securities underlying options to purchase our Class A common stock. The stock options vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of the named executive officer’s employment, provided the named executive officer remains continuously employed through each anniversary date, unless (a) in the case of Mr. Keyes, Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions, and (b) in the case of Mr. Morrow, Mr. Morrow’s employment is terminated by us without cause. See “—Potential Payments upon Termination or Change-in-Control—Employment Agreement with the Chairman and CEO.” The term of the stock options will expire (and the options will cease to be exercisable) on the fifth anniversary of their grant date. Following their respective employment termination dates in early 2010, Messrs. Peterson and Morrow may exercise their stock options during the six-month period following their respective termination dates, and following such six- month period, all unexercised stock options will expire.

(2)	This amount represents restricted share units awarded to Mr. Keyes on the effective date of his employment. These restricted share units will vest in full on the third anniversary of the effective date of Mr. Keyes’ employment unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions. See “—Potential Payments upon Termination or Change-in-Control—Employment Agreement with the Chairman and CEO.” Once vested, the restricted share units will be settled for the number of shares of Class A common stock underlying the restricted share units issued to Mr. Keyes.

(3)	This amount was calculated by multiplying $0.58, the closing market price of our Class A common stock on January 4, 2010 (the market was closed on January 3, 2010), by the number of restricted share units listed in the foregoing column.

Fiscal 2009 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or held other stock awards that vested during fiscal year 2009.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our named executive officers.

Fiscal 2009 Nonqualified Deferred Compensation

The following table shows the named executive officers’ deferred compensation activity during fiscal year 2009 under the Excess Investment Plan.

Name	Executive Contributions in Last Fiscal Year (1)($)	Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4)($)
James W. Keyes	—	—	—	—	—
Thomas M. Casey	74,819	4,919	12,655	—	92,393
Eric H. Peterson	—	—	—	—	—
Bill R. Lee	—	—	—	—	—
Phillip K. Morrow	47,115	2,692	6,076	—	55,883

(1)	These amounts are included in the Salary column for 2009 in the Summary Compensation Table.

(2)	These amounts are included in the All Other Compensation column for 2009 in the Summary Compensation Table.

(3)	No earnings for 2009 were included in the Summary Compensation Table because the earnings amounts are not above market.

(4)	Neither Mr. Casey nor Mr. Morrow had a balance in the Excess Investment Plan prior to fiscal 2009 so none of these amounts were reported as compensation for prior fiscal years.

We sponsor and maintain the Excess Investment Plan for employees who receive annual compensation in excess of the annual compensation limit in Section 401(a)(17) of the Code and who are designated as eligible to participate in the Excess Investment Plan. Eligible employees may elect to defer a portion of their annual compensation (including base pay, overtime, commissions, hazard pay, shift differential pay and annual cash performance bonuses) in excess of the limitations imposed under qualified defined contribution plans under Sections 415(c), 401(a)(17) and 402(g) of the Code. Elections to defer must generally be made by December 31 of the year preceding the plan year to which the election relates, and separate elections are made with respect to salary and bonuses. An eligible employee may elect to defer between 1% and 15% of the employee’s compensation (excluding bonuses) and between 1% and 15% of the employee’s bonuses. Participants may change their elections under certain limited circumstances. We may cancel a participant’s deferral election if the participant takes a withdrawal from his or her account as a result of an unforeseeable emergency or takes a distribution from our 401(k) plan on account of hardship.

Matching contributions are made to the Excess Investment Plan based on the applicable rate of matching contributions made to our 401(k) plan. Contributions were matched at a rate of fifty cents on the dollar on deferred amounts up to 5% of compensation. Effective June 1, 2009, matching contributions to our 401(k) plan and, in turn, the Excess Investment Plan, were suspended indefinitely. A participant is eligible to receive matching contributions under the Excess Investment Plan on deferred amounts up to 5% of the participant’s compensation up to $750,000.

At the time an eligible employee elects to participate in the Excess Investment Plan by making a deferral election, the employee will also elect the payment option governing how his or her account will be ultimately distributed. Accounts will be distributed either in a single lump sum or over a period of two to five years in annual installment payments, beginning in the calendar year following the plan year in which the employee separates from service. The default election under the Excess Investment Plan is to receive a lump sum payment in the calendar year following the calendar year in which the employee separates from service, but an employee may elect to receive his or her distribution in a lump sum in the second, third, fourth or fifth calendar year following termination. An employee who elects to receive his distribution in annual installments may elect specific percentages of his account to receive each year, subject to certain limitations. Certain distributions to “specified employees” (as defined in Section 409A of the Code) will be delayed for six months following the employee’s separation from service or, if earlier, until the employee’s death.

If the participant is also a participant in our 401(k) plan, all contributions made to the Excess Investment Plan are deemed invested in the same investment options and in the same proportion as the participant has elected to invest in the 401(k) plan. If the participant has made no elections under our 401(k) plan, all contributions made to the Excess Investment Plan are deemed invested in the fixed income investment fund available under our 401(k) plan. Participants who elect the annual installment distribution options will have their accounts invested in the fixed income investment fund available under our 401(k) plan beginning in the year following the year the participant separates from service. The table below shows the funds available in the Excess Investment Plan and the annual return of each for the calendar year ended December 31, 2009.

Fund	2009 Return
Principal Life Time S Trtg 2010	24.24%
Principal Life Time S Trtg 2020	26.73%
Principal Life Time S Trtg 2030	28.14%
Principal Life Time S Trtg 2040	28.68%
Principal Life Time S Trtg 2050	28.92%
Principal Life Time S Trtg Incm	17.79%
Blockbuster A Stock Fund	- 46.83%
Blockbuster B Stock Fund	- 9.23%
Growth Fund of America	34.12%
Europacific Growth Fund R-3	38.71%
Oppenheimer Main St Sm Cap Fnd	36.95%
Putnam S&P 500 Index Fund	26.58%
Vanguard Til Stk Mkt Indx Sigl	28.85%
Allianz Nfj Div Val Fd Adm Cl	13.02%
Davis New York Venture A	32.06%
Pimco Total Return Fund Cl R	13.09%
Putnam Stable Value Fund	2.72%

Distributions from the Excess Investment Plan will generally be distributed following the participant’s separation from service; however, we may delay payment if it would violate a loan covenant or federal securities or other applicable laws and under certain other events and conditions, in each case, in accordance with the requirements of Section 409A of the Code. No payments may be accelerated unless the acceleration is permitted by Section 409A of the Code. A participant may receive a distribution upon a showing of an unforeseeable emergency, as determined by the plan committee in its discretion.

Potential Payments upon Termination or Change-in-Control

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of the termination and change-in-control provisions contained in these agreements; however, it is not a complete description of all terms of the agreements. Mr. Keyes’ employment agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 2, 2007. For the location of the agreements for Messrs. Casey, Peterson, Lee and Morrow in our public SEC filings, please refer to the exhibit index in our annual report on Form 10-K for the year ended January 3, 2010, filed with the SEC on March 16, 2010, and available on our public website.

Employment Agreement with the Chairman and CEO

Under our employment agreement with Mr. Keyes, if Mr. Keyes’ employment is terminated by the Board for “cause” (as defined in the employment agreement) or due to Mr. Keyes’ death or “disability” (as defined in the employment agreement), he will be entitled to (1) receive payment of any unpaid base salary through the date of termination, (2) receive payment for any vacation time accrued and unused as of the date of termination pursuant to our policy, and (3) exercise his vested stock options in accordance with the terms of the Compensation Plan, and all unvested options will be forfeited. In addition, all of Mr. Keyes’ restricted share units will be forfeited and canceled regardless of whether they have vested.

If Mr. Keyes’ employment is terminated without “cause” or for “good reason” (as defined in the employment agreement) upon reduction in his title, duties or responsibilities and subject to certain exceptions described therein, (1) he will be entitled to receive payment of any unpaid base salary through the date of termination, (2) he will be entitled to receive payment of any vacation time accrued and unused as of the date of termination pursuant to our policies, (3) he will be entitled to exercise his vested stock options in accordance with the terms of the Compensation Plan, and all unvested stock options will be forfeited, (4) if such termination occurs prior to or on the first anniversary of the commencement date of his employment, one-third of his restricted share units will vest, (5) if such termination occurs after the first anniversary of the commencement date of his employment, all of his restricted share units will vest, and (6) any restricted share units not required to be vested pursuant to clauses (4) and (5) of this sentence will be forfeited and cancelled.

If Mr. Keyes’ employment is terminated because of “good reason” because of a sale of our online business in connection with which Mr. Keyes ceases to serve as CEO of our online business following such sale that occurs prior to or on the first anniversary of the commencement date of Mr. Keyes’ employment, one-third of Mr. Keyes’ stock options and one-third of his restricted share units will vest. If such termination occurs after the first anniversary but prior to or on the second anniversary of the commencement date of his employment, a total of two-thirds of Mr. Keyes’ stock options and a total of two-thirds of Mr. Keyes’ restricted share units will vest, and if the termination occurs after the second anniversary of the commencement date of his employment, all of Mr. Keyes’ stock options and restricted share units will vest.

If Mr. Keyes resigns from his employment other than for “good reason,” he will be entitled to (1) receive payment of any unpaid base salary through the date of termination, (2) receive payment of any vacation time accrued and unused as of the date of termination pursuant to our policies, and (3) exercise and/or settle his vested stock options and vested restricted share units in accordance with the terms of the employment agreement and the Compensation Plan. Any unvested stock options or unvested restricted share units will be forfeited and canceled.

In the event of a “change of control” (as defined in the employment agreement), our liquidation, or a sale of all or substantially all of our assets (collectively, a “Corporate Event”) that occurs prior to or on the first anniversary of the commencement date of Mr. Keyes’ employment, one-third of Mr. Keyes’ stock options and one-third of his restricted share units will vest. If a Corporate Event occurs after the first anniversary but prior to the second anniversary of the commencement date of his employment, a total of two-thirds of Mr. Keyes’ stock options and a total of two-thirds of Mr. Keyes’ restricted share units will vest, and if a Corporate Event occurs after the second anniversary of the commencement date of his employment, all of Mr. Keyes’ stock options and restricted share units will vest.

Pursuant to the employment agreement, the delivery of shares attributable to restricted share units that vest because of any termination of Mr. Keyes’ employment may be delayed until the first day of the seventh calendar-month following his termination of employment if required by Section 409A of the Code.

The severance payments due under the agreement are contingent upon Mr. Keyes executing and not revoking a release of claims in our favor. The employment agreement also contains customary non-disclosure/non-disparagement covenants and one-year non-competition provisions.

Mr. Keyes’ employment agreement generally uses the following terms:

•

“Cause” means (1) an act of dishonesty that is detrimental to our best interests or those of our affiliates, (2) willful conduct that involves an immoral act that impairs our reputation or that of our affiliates, (3) willful disloyalty to us, (4) willful refusal to follow the lawful directions of the Board, (5) neglect of his assigned duties and responsibilities, (6) his indictment of any felony under federal, state or local law or the Board’s determination that he engaged in sexual harassment or violated federal securities laws, (7) the repeated use of a controlled substance without a prescription or the repeated use of alcohol that impairs his ability to carry out his duties and responsibilities, (8) the violation of any of our material policies, or (9) the material breach of the employment agreement;

•

“Change of control” means the consummation of any transaction (including any sale of stock, merger, consolidation or spinoff) resulting in any person, other than us, one of our subsidiaries or one of our employee benefit plans, becoming the beneficial owner of more than 50% of our voting stock;

•

“Disability” means, as reasonably determined by the Board, Mr. Keyes’ physical or mental incapacity that renders him unable to perform the essential functions of his duties for 60 consecutive days or 80 days in any 12-month period, even with reasonable accommodation; and

•

“Good reason” means a termination initiated by Mr. Keyes within 60 days following the occurrence of (1) a significant reduction in his title, duties or responsibilities that occurs without his consent or (2) a sale of our online business in connection with which Mr. Keyes ceases to serve as CEO of our online business following such sale.

The following table quantifies the payments to which Mr. Keyes would have been entitled upon (1) termination without cause or for good reason upon reduction in title, duties or responsibilities, (2) termination for good reason upon sale of our online business, or (3) change-in-control, each occurring on January 3, 2010. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on January 3, 2010; and (2) the price per share of our Class A common stock was $0.58, which was the closing market price on January 4, 2010 (markets were closed on January 3, 2010). Because the price per share of our Class A common stock on January 4, 2010 was less than the exercise prices of Mr. Keyes’ stock options, no value has been assigned in the table for any acceleration of stock options in connection with a termination of Mr. Keyes’ employment or a change in control.

Type of Payment	Termination without Cause or for Good Reason upon Reduction in Title, Duties or Responsibilities		Termination for Good Reason upon Sale of Online Business		Change-in-Control
Acceleration of Restricted Share Units	$390,135	(1)	$390,135	(1)	$390,135	(1)

(1)	These amounts represent the accelerated vesting of Mr. Keyes’ 672,646 outstanding restricted share units and are calculated by multiplying $0.58, the closing market price of our Class A common stock on January 4, 2010, by 672,646.

Employment Agreements with Mr. Casey and Mr. Peterson

Under our employment agreements with Messrs. Casey and Peterson, if Mr. Casey’s or Mr. Peterson’s employment is terminated for “cause” (as defined in the employment agreement), due to his “voluntary termination” (as defined in the employment agreement), or due to his death or “disability” (as defined in the employment agreement), then Mr. Casey or Mr. Peterson will be entitled to (1) receive payment of any unpaid base salary through the date of termination, (2) receive payment for any vacation time accrued and unused as of the date of termination pursuant to our policies, and (3) exercise his vested stock options in accordance with the terms of the Compensation Plan, and all unvested stock options will be forfeited.

If Mr. Casey’s or Mr. Peterson’s employment is terminated due to an “involuntary termination” (as defined in the employment agreement), he will be entitled to (1) receive payment of any unpaid base salary through the date of termination, (2) receive payment for any vacation time accrued and unused as of the date of termination pursuant to our policies, (3) exercise his vested stock options in accordance with the terms of the Compensation Plan, and all unvested stock options will be forfeited, and (4) receive a lump sum payment equal to 12-months’ worth of his base salary, as in effect on the date of termination. In addition, upon an “involuntary termination,” Mr. Peterson will receive payment of any annual bonus, the performance period for which has been completed but the payment of which has not been made as of the date of termination.

The severance payments due under our agreements with Messrs. Casey and Peterson are contingent upon the executives executing and not revoking a release of claims in our favor. The employment agreements also contain customary non-disclosure/non-disparagement covenants and one-year non-competition provisions.

The employment agreements with Messrs. Casey and Peterson generally use the following terms:

•

“Cause” means (1) an act of dishonesty that is detrimental to our best interests or those of our affiliates, (2) willful conduct that involves an immoral act that impairs our reputation or that of our affiliates, (3) willful disloyalty to us, (4) willful refusal to follow the lawful directions of the Board, (5) neglect of the executive’s assigned duties and responsibilities, (6) the executive’s indictment of any felony under federal, state or local law or the Board’s determination that he engaged in sexual harassment or violated federal securities laws, (7) the repeated use of a controlled substance without a prescription or the repeated use of alcohol which impairs the executive’s ability to carry out his duties and responsibilities, (8) the violation of any of our material policies, or (9) the executive’s material breach of the employment agreement;

•

“Disability” means, as reasonably determined by the Board, the executive’s physical or mental incapacity that renders him unable to perform the essential functions of his duties for 60 consecutive days or 80 days in any 12- month period, even with reasonable accommodation;

•

“Involuntary termination” means any termination of the executive’s employment by the Board that does not meet the definition of “cause” and does not include a termination by reason of death or “disability;” and

•	“Voluntary termination” means a termination of employment with us by the executive for any reason or no reason upon giving us not less than thirty days notice.

The following table quantifies the payments to which Mr. Casey would have been entitled upon the involuntary termination of his employment occurring on January 3, 2010.

Type of Payment	Amount
Severance: Salary	$500,000

Because Mr. Peterson resigned in early 2010 in connection with our decision to restructure his position, we paid Mr. Peterson a lump sum cash severance amount equal to 12-months’ worth of his annual base salary, which is equivalent to what Mr. Peterson would have received under his employment agreement if he had been involuntarily terminated. The following table quantifies the payments that were made to Mr. Peterson in connection with his termination of employment on February 5, 2010.

Type of Payment	Amount
Severance: Salary	$500,000

Employment Agreements with Mr. Lee and Mr. Morrow

Under our employment agreements with Messrs. Lee and Morrow, if Mr. Lee’s or Mr. Morrow’s employment is terminated for “cause” (as defined in the employment agreement), then we have no further obligations to them, including no further obligation to pay salary or bonus or to provide benefits after the date of termination. If Mr. Lee or Mr. Morrow becomes “disabled” (as defined in the employment agreement) and has not returned to work by December 31 of a calendar year during their employment term, Mr. Lee or Mr. Morrow will receive pro-rated bonus compensation for the calendar year during the term in which he receives short-term disability benefits. If Mr. Lee’s or Mr. Morrow’s employment is terminated due to his death, his estate will be entitled to receive (1) payment of any unpaid base salary through the date of death, (2) payment for any bonus earned in the year prior to death but not yet paid, and (3) a pro-rata amount of the annual performance bonus that the executive would have earned for the year of death.

If Mr. Lee’s or Mr. Morrow’s employment is terminated without “cause,” Mr. Lee or Mr. Morrow will be entitled to (1) receive payment of his salary for a period of twelve months following his termination date, (2) receive a pro-rata portion of the annual performance bonus he would have earned for the year of termination, (3) continued coverage under our health plans at the active employee rate for the remainder of the employment term or until comparable third-party coverage is obtained, (4) receive payment of the executive’s car allowance until the end of the term, (5) life insurance coverage in the amount furnished to our employees at no cost, and (6) accelerated vesting of stock options that would have vested on or before the last day of the employment term if the executive had not been terminated, and vested stock options may be exercised during the six-month period following the date of termination unless they expire earlier by their terms.

The severance payments due under our agreements with Messrs. Lee and Morrow are contingent upon the executives executing a release of claims in our favor. The employment agreements also contain customary non-disclosure/non-disparagement covenants and a non-competition covenant that lasts for one year or until the end of the period during which the executive is receiving severance payments, if longer.

The employment agreements with Messrs. Lee and Morrow generally use the following terms:

•

“Cause” means, in the case of Mr. Morrow, (1) dishonesty, (2) embezzlement, fraud or other conduct that could constitute a felony, (3) unauthorized disclosure of confidential information, (4) failure to obey a material lawful directive that is appropriate to his position from an executive in the executive’s reporting line, (5) material breach of the employment agreement, or (6) failure (except in the event of “disability”) or refusal to substantially perform material obligations under the employment agreement. In the case of Mr. Lee, “cause” means (1) conviction of, or entry into a plea bargain or settlement that admits guilt for, a felony involving moral turpitude, dishonesty or a breach of trust regarding us or our affiliates, (2) disparagement of our business or affairs, (3) commission of an act of theft, dishonesty, fraud, embezzlement, misappropriation or any other act or omission that is materially injurious to us, (4) material failure to perform, or gross negligence or misconduct in the performance of, his duties and services, (5) failure to devote substantially all of his business time to our business affairs that is not remedied within a reasonable period of time, (6) violation of any of our business or ethics policies, (7) his knowing or willful violation of securities laws, (8) his unauthorized disclosure of confidential information, (9) his failure to obey a material lawful directive appropriate to his position from an executive in his reporting line, or (10) a material breach of the employment agreement.

•	“Disabled” has the meaning given that term in our short-term disability program and our long-term disability program during the term of the employment agreement.

Because Mr. Lee resigned in early 2010 in connection with our decision to eliminate and restructure his position, we will continue to pay Mr. Lee, as cash severance, his bi-weekly salary at an annual rate of $450,000, for a period of twelve months following his termination date. This is equivalent to the base salary amount Mr. Lee would have received under his employment agreement if he had been terminated without cause. The following table quantifies the payments that will be made to Mr. Lee in connection with his termination of employment on February 5, 2010.

Type of Payment	Amount
Severance: Salary	$450,000

Because Mr. Morrow resigned in early 2010 in connection with our decision to eliminate and restructure his position, we paid Mr. Morrow a lump sum cash severance amount equal to $262,501, which is approximately 75% of the base salary amount Mr. Morrow would have received under his employment agreement if he had been terminated without cause. The following table quantifies the payments that were made to Mr. Morrow in connection with his termination of employment on January 29, 2010.

Type of Payment	Amount
Severance: Salary	$262,501

Fiscal 2009 Non-Employee Director Compensation

The following table provides information related to the compensation of our non-employee directors for fiscal 2009.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)(3)(4)($)	Total ($)
Edward Bleier	96,500	62,500	159,000
Robert A. Bowman	117,582	62,500	180,082
Jackie M. Clegg	111,062	62,500	173,562
James W. Crystal	107,500	62,500	170,000
Gary J. Fernandes	0	155,500	155,500
Jules Haimovitz	32,000	125,000	157,000
Carl C. Icahn	90,500	31,250	121,750
Strauss Zelnick	80,500	62,500	143,000

(1)	The amounts in this column represent fees earned or paid in cash for services as a director during fiscal 2009, including the cash portion of the annual retainer fee, committee chairmanship fees and meeting fees incurred in connection with service on the Board or any committee of the Board.

(2)	Amounts reported for stock awards represent the aggregate grant date fair value of awards granted under the Compensation Plan, computed in accordance with FASB ASC Topic 718. Additional detail regarding the assumptions used in the calculation of these amounts are included in footnote 3 to our audited financial statements for the fiscal year ended January 3, 2010, which are included in our annual report on Form 10-K filed with the SEC on March 16, 2010.

(3)	For the directors’ service during fiscal 2009, the directors received the following equity awards: (a) Mr. Bleier, 69,993 restricted share units; (b) Mr. Bowman, 69,993 restricted share units; (c) Ms. Clegg, 69,993 restricted share units; (d) Mr. Crystal, 69,993 restricted share units; (e) Mr. Fernandes, 176,398 restricted share units; (f) Mr. Haimovitz, 139,808 restricted share units; (g) Mr. Icahn, 24,038 restricted share units; and (h) Mr. Zelnick, 69,993 restricted share units. Mr. Bowman will not be seeking re-election as a director at our 2010 annual meeting, and as such, his term as a director of Blockbuster will end on the date of the 2010 annual meeting. Ms. Clegg resigned from the Board effective at the close of business on March 5, 2010. Mr. Icahn resigned from the Board effective at the close of business on January 28, 2010, and he elected not to receive the stock portion of his retainer for the back half of 2009.

(4)	The aggregate number of stock awards outstanding for each of our non-employee directors at January 3, 2010 was as follows: (a) Mr. Bleier held 23,515 shares of our Class A common stock and 118,227 restricted share units; (b) Mr. Bowman held 24,338 shares of our Class A common stock and 118,227 restricted share units; (c) Ms. Clegg held 26,497 shares of our Class A common stock and 118,227 restricted share units; (d) Mr. Crystal held 6,692 shares of our Class A common stock and 118,227 restricted share units; (e) Mr. Fernandes held 24,338 shares of our Class A common stock and 288,234 restricted share units; (f) Mr. Haimovitz held 14,437 shares of our Class A common stock and 233,819 restricted share units; (g) Mr. Icahn held 23,515 shares of our Class A common stock and 72,272 restricted share units; and (h) Mr. Zelnick held 23,515 shares of our Class A common stock and 118,227 restricted share units.

Standard Compensation Arrangements for Non-Employee Directors

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors, which includes cash and stock-based incentives but does not include a retirement plan. Employee directors are not paid additional compensation for their services as directors. Non-employee directors receive the following compensation for their services on the Board; however, directors’ compensation is subject to change from time to time:

•

Annual Retainer Fee. Effective July 1, 2007, the Board’s annual retainer fee was set at $125,000. Of the $125,000, $62,500 is paid in restricted share units, settleable on a one-for-one basis in shares of our Class A common stock upon the later of a certain date selected by the director or the director’s termination of service. The restricted share units are fully vested and non-forfeitable on the date of grant but are non-transferable, except pursuant to a domestic relations order if allowed by law. The other $62,500 is paid in cash. The value of the equity portion of the retainer fee is determined semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Class A common stock on the date the restricted share unit is issued. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•

Retainer Fee for Committee Chairs. The annual cash retainer fee for (1) the Chair of the Audit Committee is $10,000, (2) the Chair of the Compensation Committee is $7,500, and (3) the Chair of the Nominating/Corporate Governance Committee is $7,500. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•

Meeting Fees. Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement. Directors are also reimbursed for their expenses incurred in connection with their service on the Board or any committee of the Board.

The restricted share units granted to our non-employee directors are issued pursuant to the Compensation Plan. Our non-employee directors are allowed to make annual elections to defer some or all of each following year’s cash compensation (or in the case of new directors, current year cash compensation) into additional restricted share units. As reflected in the table above, for fiscal 2009, Mr. Fernandes elected to defer all of his cash compensation, and Mr. Haimovitz elected to defer substantially all of his cash consideration into restricted share units.

Non-employee directors may also receive additional fees from time to time for site visits, attending business meetings to which a director is invited as a representative of us or serving on any special Board committees. To the extent applicable, any such additional fees will be determined by us on a case-by-case basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of January 3, 2010, concerning shares of Class A common stock and Class B common stock authorized for issuance under all of our equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	19,025,201(1)	6.33(2)	18,514,288(3)
Equity compensation plans not approved by stockholders	—	—	—

	19,025,201	6.33	18,514,288

(1)	Includes 17,417,403 shares of Class A common stock issuable upon exercise of outstanding options and 1,607,798 restricted share units settleable in shares of Class A common stock. The options and restricted share units were issued under the Compensation Plan and the Company’s prior Amended and Restated 1999 Long-Term Management Incentive Plan.

(2)	The weighted-average exercise price does not take into account the restricted share units discussed in footnote (1) above because the restricted share units do not have an exercise price.

(3)	Includes an aggregate of 18,496,788 shares reserved at year-end 2009 for future issuance under the Compensation Plan and 17,500 shares reserved at year-end 2009 for future issuance under the Amended and Restated Chairman’s Award Plan. These shares are in addition to shares reserved for future issuance upon the exercise of options and vesting of restricted share units included in column (a) in the table.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

A primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of Blockbuster’s financial reports and other financial information provided by Blockbuster to its stockholders, the public and others. In addition, the Audit Committee is directly responsible for the appointment and oversight of the work of Blockbuster’s independent auditors. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be found on our website at www.blockbuster.com. Management has the responsibility for the financial statements and the reporting process, including establishing and maintaining adequate internal control over financial reporting. Blockbuster’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on (1) the conformity of Blockbuster’s audited financial statements to accounting principles generally accepted in the United States of America and (2) the effectiveness of Blockbuster’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and our independent auditors the audited consolidated financial statements to be included in Blockbuster’s annual report on Form 10-K for the fiscal year ended January 3, 2010. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP that firm’s independence from Blockbuster and its management.

In reliance on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Blockbuster’s annual report on Form 10-K for the year ended January 3, 2010 for filing with the SEC.

Audit Committee of the Board of Directors

Robert A. Bowman, Chair
James W. Crystal
Gary J. Fernandes

Audit and Non-Audit Fees

The table below sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other professional services provided to Blockbuster in each of the last two fiscal years:

	Fiscal 2009	Fiscal 2008
Audit Fees	$3,333,000	$3,977,000
Audit-Related Fees	281,000	405,000
Tax Fees	118,000	53,000
All Other Fees	5,000	5,000

Total Fees	$3,737,000	$4,440,000

•

Audit Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 3, 2010 and January 4, 2009 for professional services rendered for the audit of Blockbuster’s annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for such fiscal years, including the issuance of a comfort letter in support of the Company’s issuance of senior secured notes in October 2009, were approximately $3,333,000 and $3,977,000, respectively.

•

Audit-Related Fees —The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 3, 2010 and January 4, 2009 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and that therefore are not reported under “—Audit Fees” above, were approximately $281,000 and $405,000, respectively. For fiscal 2009, these services included costs related to an audit of the Company’s investment plan and due diligence work for the proposed sale of certain of the Company’s European operations. For fiscal 2008, these services included costs related to an audit of the Company’s investment plan, due diligence work for the proposed Circuit City transaction, and review of a comment letter from the SEC.

•

Tax Fees —The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 3, 2010 and January 4, 2009 for professional services rendered for tax compliance, tax advice and tax planning were approximately $118,000 and $53,000, respectively. For fiscal 2009 and 2008, these services consisted of tax compliance, tax planning and tax advice with respect to various federal, state, local and international tax returns and tax audits, including tax matters relating to employees on international assignment.

•

All Other Fees —The aggregate fees billed by PricewaterhouseCoopers LLP for each of the fiscal years ended January 3, 2010 and January 4, 2009 for all other fees were approximately $5,000 and $5,000, respectively. For fiscal 2009 and 2008, these fees related to costs associated with various product licenses and associated support.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit services and permitted non-audit services to be provided to Blockbuster by its independent auditors and the related fees. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including that (1) the skill set necessary for the engagement should be unique to Blockbuster’s independent auditors and (2) the engagement should not involve work that would result in our independent auditors eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its Chair to approve certain non-audit engagements that do not exceed $20,000 individually and $100,000 in the aggregate annually, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has also designated an alternate Audit Committee member to approve such engagements in the event the Audit Committee Chair is unavailable.

PROPOSAL I:

ELECTION OF DIRECTORS

The Board consists of seven directors. Each director is elected for a term of one year, except in the case of elections to fill vacancies or newly created directorships.

The Board has proposed nominees for election as directors with terms expiring at our 2011 annual meeting of stockholders or until their successors have been elected and qualified. All duly submitted and unrevoked proxies solicited by the Board will be voted for each of the nominees set forth below, except where authorization to so vote is withheld from the election of any nominee. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board unless the Board chooses to reduce the number of directors serving on the Board in that situation. Each of the nominees has indicated his willingness to serve as a member of the Board if elected.

Nominees

Information concerning the nominees proposed by the Board for election as directors is set forth below:

Name	Age	Current Position
Edward Bleier	80	Director
James W. Crystal	72	Director
Gary J. Fernandes	66	Director
Joseph J. Fitzsimmons	61	Director Nominee
Jules Haimovitz	59	Director
James W. Keyes	55	Chairman of the Board and Chief Executive Officer
Strauss Zelnick	52	Director

Board Recommendation on Proposal

The Board unanimously recommends a vote FOR the election of each of the nominees for director named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

Backgrounds and Qualifications of Director Nominees

Set forth below is a description of the background of each of our director nominees as well as a discussion of the specific experience, qualifications, attributes or skills of each director nominee that led to the conclusion that he should serve on the Board at this time. We believe that each director nominee’s unique background and skill set gives the Board as a whole competence and experience in a wide variety of areas, including the media and entertainment industry, technology, corporate governance and board service, executive management, finance and turnaround situations. We also believe that each director nominee has demonstrated business acumen and an ability to exercise sound judgment, is committed to serving Blockbuster and its Board, and has a reputation for integrity, honesty and adherence to high ethical standards.

Edward Bleier was elected as a director of Blockbuster in May 2005. Mr. Bleier was with Warner Bros. from October 1969 to January 2005, where he served, partly, as President of Domestic Pay-TV, Cable and Networks Features, which encompasses feature films, TV programming, animation, network sales, video-on-demand and consumer marketing. Currently, Mr. Bleier is a member of the boards of directors of RealNetworks, Inc., a publicly-traded Internet creator of digital media services and software, and CKX, Inc, a publicly-traded company engaged in the ownership, development and commercial utilization of entertainment content. Additionally, he currently serves as Chairman Emeritus of the Advisory Board of the Center for Communication, Chairman of the Guild Hall’s Academy of the Arts, a director of The Dana Foundation, a trustee of The Bleier Center for Television and Popular Culture at Syracuse University and a member of the Council on Foreign Relations. He also authored the 2003 New York Times bestseller “The Thanksgiving Ceremony.”

Mr. Bleier brings extensive experience in the media and entertainment industry to the Board as a result of his more than 35-year career as an executive at Warner Bros. His network of contacts and first-hand knowledge of the industry are valuable resources to both the Board and management.

James W. Crystal was appointed as a director of Blockbuster in February 2007. Mr. Crystal currently serves as Chairman and Chief Executive Officer of Frank Crystal & Company, a privately owned insurance brokerage firm, headquartered at 32 Old Slip, New York, New York 10005, and has served in such capacities since 1958. Mr. Crystal also currently serves as Vice Chairman, trustee and member of the executive committee and Co-Chairman of the audit committee of Mt. Sinai Medical Center as well as a trustee of Congregation Emanu-El. In addition, he currently serves on the boards of directors of Stewart & Stevenson LLC, Banco di Caribe, a full-service bank, ENNIA Caribe Holding, N.V., an insurance company, Auto Resources, Inc. and Atlantic International Insurance Co., Ltd., an insurance company

Mr. Crystal provides the Board with risk assessment, risk management and financial expertise resulting from his more than 40-year career as an executive in the insurance industry. This experience is particularly important to Blockbuster at the current time given that the business is facing unprecedented competitive and industry challenges.

Gary J. Fernandes was appointed as a director of Blockbuster in December 2004. Mr. Fernandes currently serves as Chairman and President of FLF Investments, a family business located at 3131 Turtle Creek Boulevard, Suite 900, Dallas, Texas 75219 and involved with the acquisition and management of commercial real estate properties and other assets, and has served in such capacities since 1999. In 1998, after retiring as Vice Chairman of Electronic Data Systems Corporation (“EDS”), a global technology services company, Mr. Fernandes founded Convergent Partners, a venture capital fund focusing on buyouts of technology-related companies, and Voyagers The Travel Store Holdings, Inc., a chain of travel agencies (“Voyagers”), of which he was President and sole shareholder. Voyagers filed a petition under Chapter 7 of the federal bankruptcy laws in October 2001. From 2000 to 2001, he served as Chairman and CEO of GroceryWorks, Inc., an Internet grocery fulfillment company. Currently, he serves on the boards of directors of BancTec, Inc., a privately-held systems integration, manufacturing and services company with publicly-traded debt, and CA, Inc., a publicly-traded computer software company, is a member of the Board of Governors of the Boys & Girls Clubs of America, and serves as a trustee for the O’Hara Trust and the Hall-Voyer Foundation.

Mr. Fernandes brings technology expertise to the Board through his executive management experience at several technology-based companies, including EDS. This experience is particularly valuable as Blockbuster attempts to leverage various forms of technology in an effort to provide its customers with convenient access to media entertainment.

Joseph J. Fitzsimmons has been nominated by the Board as a director to fill the Board vacancy left by the resignation of former director Mr. Icahn. Mr. Fitzsimmons served as Executive Vice President and Chief Financial Officer of Wendy’s International, Inc. from April 2007 to October 2008. From September 1994 to February 2007, he served as Senior Vice President and Treasurer of Wal-Mart Stores, Inc. In 1993 and 1994, Mr. Fitzsimmons was Senior Vice-President of the securities firm Rauscher Pierce Refnes, where he served as a sell-side analyst following the restaurant and hospitality industries. Prior to 1993, Mr. Fitzsimmons served as Chief Financial Officer for several companies in the restaurant, hospitality and manufacturing industries. He currently serves as a director and audit committee member of the board of Mexican Restaurants Inc. and as an advisory board member for the University of Chicago Graduate School of Business. He previously served as a board and audit committee member of the Federal Reserve Board of St. Louis and as the chair of the issuer affairs committee of The NASDAQ Stock Exchange. Mr. Fitzsimmons is a Certified Public Accountant.

Mr. Fitzsimmons’ background in various executive-level financial positions would contribute extensive knowledge of complex financing and strategic transactions, capital markets, financial analysis and audit committee experience. These abilities are critical to the Board and the Company at the current time, and offer the Board additional financial insight and acumen following the decision of Audit Committee Chairman Mr. Bowman not to stand for re-election. Mr. Fitzsimmons was identified and recommended by Mr. Keyes, our Chairman of the Board and Chief Executive Officer, and Mr. Casey, our Chief Financial Officer, both of whom had experience with Mr. Fitzsimmons in his former role as Treasurer of Wal-Mart.

        Jules Haimovitz was appointed as a director of Blockbuster in May 2006. Mr. Haimovitz currently serves as President of Haimovitz Consulting Group, a media consulting firm located at 14035 Aubrey Road, Beverly Hills, California 90210, and has served in such capacity since July 2007. From July 2002 to 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., a wholly-owned subsidiary of Metro Goldwyn Mayer Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. From July 1997 to February 1999, he served as President and Chief Operating Officer of King World Productions, Inc., a worldwide distributor of first-run programming. Mr. Haimovitz has also served in executive positions at Diva Systems Corporation, ITC Entertainment Group, Spelling Entertainment Inc. and Viacom Inc, all of which are companies in the entertainment industry. Currently, Mr. Haimovitz is on the boards of directors of Infospace, Inc., a publicly-traded company that develops Internet search tools and technologies, and gNet Media, a videogame-related marketing and entertainment company, and in the past five years, Mr. Haimovitz served on the board of directors of ImClone, a publicly-traded biopharmaceutical company.

Mr. Haimovitz provides media and entertainment industry expertise to the Board resulting from his extensive executive management experience at various entertainment production and distribution companies. Like Mr. Bleier, Mr. Haimovitz has in-depth knowledge of the industry as well as a network of valuable contacts.

James W. Keyes has served as Blockbuster’s Chairman of the Board and Chief Executive Officer since July 2007. Mr. Keyes served as President and Chief Executive Officer of 7-Eleven, Inc. from 2000 to 2005. Prior to his service as President and Chief Executive Officer, he was Executive Vice President and Chief Operating Officer of 7-Eleven, Inc. from 1998 to 2000 and Chief Financial Officer of 7-Eleven, Inc. from 1996 to 1998. Since his departure from 7-Eleven, Inc., Mr. Keyes has been Chairman of Key Development, LLC, a private investment firm.

As Chairman of the Board and Chief Executive Officer, Mr. Keyes provides unique insight to the Board regarding Blockbuster’s operations, opportunities and challenges. Through his various executive management roles at 7-Eleven, Inc., he was instrumental in leading the turnaround of 7-Eleven, Inc.’s business, which experience is particularly valuable to Blockbuster at the current time.

Strauss Zelnick was elected as a director of Blockbuster in May 2005. Currently, Mr. Zelnick is a partner at ZelnickMedia, an investment and advisory firm specializing in media and entertainment that holds interests in an array of media businesses in the United States, Canada, Europe, Asia and Australia, which he founded in 2001. ZelnickMedia’s offices are located at 19 West 44th Street, 18th Floor, New York, New York 10036 and 1316 Third Street Promenade, Suite 114, Santa Monica, California, 90401. From 1998 to 2000, Mr. Zelnick served as President and Chief Executive Officer of BMG Entertainment, Inc., a music and entertainment company (“BMG”), and from 1994 through 1998, he served as President and Chief Executive Officer of BMG’s North American business unit. Mr. Zelnick currently serves as Chairman of the boards of directors of Columbia Music Entertainment, Inc., a Japanese record label, ITN Networks, Inc., a national media sales company, and Take-Two, a leading worldwide publisher, developer and distributor of interactive entertainment software, hardware and accessories, and a director of Naylor Publications, a provider of business-to-business media and advertising services to trade and professional associations in the United States and Canada. In addition, in the past five years, Mr. Zelnick has served on the boards of directors of the following public companies: Carver Bancorp., Inc., the holding company of Carver Federal Savings Bank, and Reed Elsevier PLC, a publisher and provider of scientific, medical, legal, education and business information.

Mr. Zelnick brings extensive media and entertainment industry knowledge, financial expertise and business turnaround acumen to the Board through his service in executive management positions throughout the entertainment industry as well as his leadership role at ZelnickMedia.

Contacts with Mr. Gregory Meyer

On April 8, 2010, one of our stockholders, Mr. Gregory Meyer, filed preliminary proxy materials with the SEC with respect to the solicitation of proxies to elect himself to the Board instead of nominee James W. Crystal. The following is a description of the Company’s contacts with Mr. Meyer prior to and subsequent to such date.

On February 18, 2010, Mr. Meyer wrote a letter to Ms. Jackie Clegg, former Chair of our Nominating/Corporate Governance Committee. In the letter Mr. Meyer introduced himself and requested consideration for a seat on the Board. Mr. Meyer also described the reasons he believed he should be added to the Board and attached his curriculum vitae.

On February 25, 2010, Mr. Meyer submitted timely notice under the Company’s bylaws to Mr. Rod McDonald, our Vice President, Secretary & General Counsel, nominating himself for election to the Board. On March 1, 2010, Mr. Meyer wrote to Mr. Jim Keyes, our Chairman of the Board and Chief Executive Officer, notifying Mr. Keyes that he had previously sent letters to Ms. Clegg and Mr. Edward Bleier, another member of the Nominating/Corporate Governance Committee, on February 18, 2010, and another letter to Mr. Carl Icahn, a former director, on February 22, 2010, regarding his interest in joining the Board. Mr. Meyer also informed Mr. Keyes that he sent a letter nominating himself to the Board to Mr. McDonald, and explained in the letter to Mr. Keyes the reasons for his interest in joining the Board.

On March 9, 2010, Mr. Meyer and Mr. McDonald corresponded regarding organizing a telephone call between Mr. Meyer and Mr. Keyes. Mr. Meyer also sent proof of his stock ownership to Mr. McDonald on the same date.

On March 11, 2010, Mr. Meyer spoke with Mr. Keyes regarding his interest in joining the Board. During their conversation, Mr. Keyes and Mr. Meyer discussed issues related to Mr. Meyer’s interest in a nomination to the Board, including his opinions on the Company’s recent and historical performance, and the performance and abilities of the Board and Company management. Despite their differences of opinion on most issues, it was during this discussion that Mr. Meyer agreed to Mr. Keyes’s suggestion that he conduct his campaign for a Board seat not by contest but through the Board’s standard nominee approval process. Mr. Keyes agreed to coordinate a telephone call between Mr. Meyer and Mr. Bleier, the current Chair of the Nominating/Corporate Governance Committee (who replaced Ms. Clegg following her resignation from the Board on March 5, 2010), regarding Mr. Meyer’s interest in joining the Board.

On March 18, 2010, Mr. Meyer spoke with Mr. Bleier by telephone about the Board nomination process and about Mr. Meyer’s opinions and recommendations in support of his candidacy. Mr. Bleier agreed to bring the matter to the full Nominating/Corporate Governance Committee for discussion and for a recommendation to the Board. On March 19 and 20, 2010, members of the Nominating/Corporate Governance Committee held a series of discussions among themselves and with Mr. Keyes regarding the proposed slate of directors, other candidates under consideration, Mr. Meyer’s expected contributions, and the results of the discussions between Mr. Meyer and Messrs. Keyes and Bleier.

Based upon discussions among Nominating/Corporate Governance Committee members, Mr. Keyes and other Board members, the decision was made that the Nominating/Corporate Governance Committee would not recommend to the Board that Mr. Meyer be added to the slate of directors. This decision was based on (i) the current composition of the Board; (ii) the number of directors needed to effectively govern; and (iii) the preferred mix of experience, background, skills and temperament deemed necessary to replace exiting directors and that is most suitable for continuity and positive working relationships among the Board moving forward.

On March 22, 2010, Mr. Keyes spoke with Mr. Meyer by telephone and notified him that the Board had determined not to nominate Mr. Meyer for election at the annual meeting. In response, Mr. Meyer deemed that outcome “unacceptable” and informed Mr. Keyes, and subsequently informed Mr. McDonald by email, that he intended to move forward with the pursuit of a Board seat as outlined in his February 25, 2010 notice. Mr. McDonald responded to Mr. Meyer’s email the same day, notifying him that his notice, while timely, did not include all the information required by the Company’s bylaws with respect to director nominations; specifically, it did not indicate whether he intended to solicit proxies from stockholders in support of his nomination. Mr. Meyer responded to Mr. McDonald’s email on March 23, 2010, confirming his intention to deliver a proxy statement and form of proxy to stockholders with respect to his nomination.

On March 29, 2010, Mr. Meyer sent an email to Mr. Keyes requesting that the Board reconsider its decision not to add Mr. Meyer to the slate of director nominees and informing Mr. Keyes that should the Board not reverse its decision, Mr. Meyer intended to file preliminary proxy materials in support of his nomination on April 1, 2010. Mr. Keyes received Mr. Meyer’s email immediately prior to the start of a previously scheduled Board meeting and placed Mr. Meyer’s request on the agenda for discussion. On March 31, 2010, Mr. McDonald requested that Mr. Meyer delay filing preliminary proxy materials to allow additional time for the Board to consider his request for nomination to the Board. Mr. Meyer agreed and also notified Mr. McDonald that he intended to submit a request to inspect stockholder information pursuant to Section 220 of the Delaware General Corporation Law (“DGCL 220”). On April 1, 2010, Mr. Meyer submitted his DGCL 220 request to Mr. McDonald.

Following additional discussions by the Board on March 29, 2010 and subsequent discussions among Nominating/Corporate Governance Committee members, other directors and management, the Board confirmed its initial decision not to expand the slate of seven nominees. On April 4, 2010, Mr. McDonald notified Mr. Meyer by email that the Board had determined to move forward with its original slate of director nominees for election at the Company’s annual meeting and not nominate Mr. Meyer.

On April 7, 2010, Mr. Meyer left Mr. Keyes a voicemail message and corresponded with Mr. McDonald regarding his desire to speak with the Company’s financial and legal advisors in order to discuss Mr. Meyer’s ideas with respect to a potential financing transaction for the Company. The call was arranged for the same day, prior to which Mr. Meyer sent the participants on the call (the Company’s financial and legal advisors, but no employee of the Company), Mr. Keyes and Mr. McDonald a summary confidential memo with respect to the proposed transaction. The Company’s financial and legal advisors subsequently determined that Mr. Meyer’s proposal was unworkable and incompatible with the Company’s ongoing recapitalization efforts.

On April 8, 2010, within the five business day deadline under DGCL 220, Mr. McDonald responded to Mr. Meyer’s DGCL 220 request, informing him that the Company would produce the requested materials as of the record date for the annual meeting and requesting that he execute a confidentiality agreement prior to inspection of the materials. In response, on April 9, 2010, Mr. Meyer informed Mr. McDonald by email that he would contact Mr. McDonald to arrange a mutually agreeable date, time and place for inspection of the requested materials. On April 12, 2010, Mr. Meyer executed the requested confidentiality agreement and suggested April 15, 2010 as the date on which he would like to commence inspection of the materials.

On April 14, 2010, Mr. McDonald informed Mr. Meyer via email, and on a confidential basis, that the Company was considering moving the date of its annual meeting due to reasons wholly unrelated to the proxy contest with Mr. Meyer. Mr. McDonald suggested, in an effort to save Mr. Meyer the time and expense of making two trips to inspect the DGCL 220 materials, that the parties delay production and inspection of the requested materials until the Board had made a final determination in this regard. On April 15, 2010, Mr. McDonald informed Mr. Meyer that the Board had determined to delay the annual meeting and record dates, and the parties agreed to contact one another closer to the time of the new record date to set up a mutually agreeable time and place for Mr. Meyer’s inspection of the DGCL 220 materials.

PROPOSAL II:

ANNUAL ADVISORY RESOLUTION OF STOCKHOLDERS TO RATIFY

NAMED EXECUTIVE OFFICER COMPENSATION

Description of Proposal

We give our stockholders an annual opportunity to provide an advisory vote with respect to the compensation of our named executive officers because we believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. In the event that stockholders do not approve the non-binding resolution set forth below, our Corporate Governance Guidelines provide that the Board will establish a committee of directors to meet with stockholders to address their concerns with respect to the compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

RESOLVED, that the stockholders hereby ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis).

We encourage you to review our Compensation Discussion & Analysis, as well as the accompanying tabular and related footnote and narrative disclosure, for a more fulsome description of our compensation program and policies. For example, new rules require that we report the grant date fair value of equity awards made to our named executive officers in the Summary Compensation Table. As discussed below, these amounts are not reflective of the current value of outstanding awards held by the named executive officers given the precipitous decline in our stock price over the past three years. The Compensation Committee and the full Board take seriously their responsibility for setting compensation for our executive officers that is both appropriate and in line with our compensation objectives and philosophy.

During fiscal 2009, we made little adjustment to the compensation provided to our named executive officers. Specifically, in connection with your vote on this proposal, we urge you to consider the following:

•

Only our former General Counsel received a salary increase during fiscal 2009. This increase was awarded in recognition of the increased job responsibility assumed in connection with his additional role as Chief Administrative Officer. The salaries of our named executive officers are all below the median salaries for executives in similar positions within our peer group.

•

We utilized a discretionary bonus program in fiscal 2009. In May 2009, small cash bonuses were awarded to our Chief Financial Officer, in recognition of his leadership in the amendment and extension of our revolving credit facility and cost-cutting efforts, and to our former General Counsel, in recognition of his increased responsibilities following his appointment as Chief Administrative Officer and his strong judgment and guidance during the year to date. In December 2009, annual bonuses were awarded to our Chief Executive Officer, Chief Financial Officer and former General Counsel either at or below the target bonus level each was entitled to receive under his employment agreement. These bonuses were paid in cash, stock or a combination of cash and stock, and were awarded as result of these individuals’ contributions toward completion of our senior secured notes offering during a time in which access to the capital markets was extremely limited and we were facing severe liquidity constraints as well as widespread uncertainty surrounding our ability to finance our obligations. The only other incumbent named executive officer, our former Chief Information Officer, did not receive a fiscal 2009 bonus. Our former Chief Merchandising Officer, who was new to the Company in 2009, received a sign-on bonus as well as a guaranteed annual bonus pursuant to the terms of his employment agreement.

•

No new long-term equity awards were made to our most senior named executive officers, and the long-term equity awards made to our former Chief Merchandising Officer and former Chief Information Officer will not ultimately be earned given that the performance conditions associated therewith were not attained. A large portion of the compensation for our Chief Executive Officer, Chief Financial Officer and former General Counsel is allocated to equity awards relative to cash compensation. Given our current stock price, the equity component of each named executive officer’s compensation package has significantly diminished in value.

•

The severance provisions in our named executive officer employment agreements are purposefully limited. For example, our Chief Executive Officer is not entitled to cash severance, and the cash severance available to our other named executive officers is limited to one year’s salary.

Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, both our Compensation Committee and Board intend to take into account the outcome of the vote (and any discussion between stockholders and a committee established by the Board to address stockholders’ concerns as discussed above) when considering future executive compensation arrangements.

Board Recommendation on Proposal

The Board recommends a vote FOR the proposal to ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in this proxy statement of material factors provided to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis). The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL III:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Blockbuster’s independent auditors to audit our consolidated financial statements for fiscal 2010 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the annual stockholders’ meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and the Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Board Recommendation on Proposal

The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent auditors for fiscal 2010. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL IV:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CURRENT CHARTER TO EFFECT THE

CONVERSION OF THE CLASS B COMMON STOCK

Description of Proposal

The Board has unanimously authorized, and unanimously recommends for approval by our stockholders, an amendment to the Current Charter that would, if approved by the Company’s stockholders and filed with the Secretary of State of the State of Delaware, (1) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock (the “conversion”), (2) rename the Class A common stock as “common stock,” and (3) eliminate provisions relating to the Class B common stock and our dual class common stock structure.

The text of the proposed amendment and restatement of the Current Charter to effect the conversion is included as Annex A to this proxy statement. In order to facilitate review by our stockholders, Annex A is marked to reflect all changes to be made as a result of the approval of this proposal, including certain non-substantive deletions of obsolete provisions. The following discussion is qualified in its entirety by the full text of the proposed amendment to the Current Charter in Annex A.

Background on our Dual Class Common Stock Structure

We currently have two classes of common stock outstanding, Class A common stock and Class B common stock, both of which are listed for trading on the NYSE under the ticker symbols BBI and BBI.B, respectively. The powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are identical in all respects except for voting rights. Each share of Class A common stock is entitled to one vote whereas each share of Class B common stock is entitled to two votes. The Class A stockholders and the Class B stockholders generally vote together as a single class.

As of the record date of this meeting, we had issued and outstanding [142,451,398] shares of Class A common stock and 72,000,000 shares of Class B common stock. Also, as of the record date of this meeting, the outstanding Class B common stock represented approximately [34]% of our shares of outstanding common stock and approximately [50]% of the total voting power of the outstanding common stock.

Our dual class structure was originally established in connection with our prior ownership by Viacom Inc. (“Viacom”). As part of our split-off from Viacom in 2004, Viacom agreed to convert 72,000,000 of the 144,000,000 shares of Class B common stock that it owned prior to the split-off into shares of Class A common stock in order to achieve an equity capitalization for Blockbuster consisting of 60% Class A common stock and 40% Class B common stock. This split between Class A and Class B shares was intended to enhance the liquidity of the Class A common stock while also ensuring that the split-off was tax-free.

We have not issued any Class B common stock since our split-off from Viacom in 2004. Participants in our stock plans receive shares of Class A common stock.

Reasons for the Proposed Conversion and Charter Amendment

The Conversion

Since our split-off from Viacom, the Class B common stock has unexpectedly traded below the Class A common stock despite the fact that the Class B common stock carries an additional vote per share. Historically, the Class B common stock has generally traded at an approximately 10% discount to the Class A common stock. On April 9, 2010, the Class A common stock closed at $.30 per share while the Class B common stock closed at $.24 per share. The discount has generated considerable frustration for holders of shares of Class B common stock, and our management has fielded questions from both stockholders and analysts regarding the reasons for the discount’s existence and when and how we will address it. In addition, in 2007, we received a stockholder proposal from Deephaven Capital Management LLC requesting that we effect a mandatory conversion of the Class B common stock into Class A common stock on a one-for-one basis. This proposal received the support of a majority of the stockholders that voted on it.

Further, we believe that a significant amount of confusion has arisen among stockholders, potential stockholders, the financial media and other members of the financial community with respect to our dual class common stock structure. The use of different trading symbols for the two classes of common stock has contributed to the confusion, given that these trading symbols have been reproduced, recorded or described in different ways by various sources. As a result, the public may have obtained conflicting and confusing financial information from various third-party sources, and management has been required to spend time and resources correcting the flawed information and educating existing and potential investors.

In addition to the trading differentials, investor confusion regarding the dual class structure, and increased administrative burden associated with the dual class structure, in determining whether to approve and recommend the conversion to our stockholders, the Board considered a number of factors, including the possible benefits that the Company and our stockholders may derive from each of the following:

•	the use of a single class of common stock for issuance to third parties;

•	reduced complexity in evaluating and implementing equity incentive programs;

•	reduction in the complexity of corporate governance related to the election of directors by the holders of two separate classes voting as a single class; and

•	alignment of voting rights with the economic risks of ownership of our common stock.

The Board has considered the fairness of the proposed conversion to each class of stockholders, taking into consideration the lower trading price and liquidity of the Class B common stock as compared to the Class A common stock and the increase in the relative voting rights of Class A stockholders as a result of the conversion. In evaluating the fairness of the proposed conversion, the Board also considered the input of outside financial advisors.

This discussion of information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board in making its decision. In view of the wide variety of factors considered by the Board in connection with its evaluation of the conversion and the complexity of these matters, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors described above, individual members of the Board may have given different weights to different factors.

In summary, the Board has reviewed the dual class common stock structure, and it believes that the collapse of the dual class structure into a single new class of common stock is in the best interests of the Company and the holders of both the Class A common stock and the Class B common stock. The conversion will eliminate the disparity in trading prices between our two classes of common stock, and the Board expects that it will allow for easier analysis and valuation of the new single class of common stock as well as eliminate confusion within the financial community regarding the current dual class structure. However, we cannot guarantee that the benefits of a simplified capital structure will be accomplished to the extent and in the manner we currently expect, if at all.

The Charter Amendment

The Board believes that if the Class B common stock is converted into Class A common stock and the Class A common stock is then renamed “common stock,” the Current Charter may confuse stockholders and other third parties because of references to the Class A common stock and Class B common stock. Amending and restating the Current Charter would eliminate such references and avoid such confusion. The provisions proposed to be eliminated or revised include, among others, references to authorization of the Class A common stock and the Class B common stock and provisions defining the rights of holders of shares of Class A common stock and Class B common stock.

We do not intend to make any substantive changes to the Current Charter (except to reflect the conversion and the elimination of the Class B common stock and the re-designation of the Class A common stock as “common stock”), and adoption of this proposal will have no effect upon the future operations of the Company or on the substantive rights of holders of shares of Class A common stock or Class B common stock, except for the elimination of the different voting powers of the two classes.

Because this is a summary, it may not contain all of the information that is important to you. You should carefully read the proposed amendment and restatement of the Current Charter attached as Annex A to this proxy statement before you decide how to vote.

Certain Effects of the Proposed Conversion and Charter Amendment

If the proposed amendment to the Current Charter becomes effective, each share of outstanding Class B common stock will automatically be converted into a share of Class A common stock. Further, such Class A common stock would be renamed, creating a single class of outstanding shares named simply “common stock” (and which we refer to as the “new common stock”). Such conversion will have the effects discussed below, among others, on the holders of Class A common stock and Class B common stock.

Voting Power. The Class B common stockholders currently have two votes per share, and the Class A common stockholders currently have one vote per share. After the conversion, all common stockholders will have identical voting rights and will have only one vote per share. As a result, the former Class B common stockholders will no longer have superior voting power with respect to the former Class A common stockholders.

In addition, the Current Charter and Delaware law require a separate class voting right if an amendment to the Current Charter would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. Upon the conversion, these provisions will no longer have any effect because we would only have a single class of common stock outstanding.

Economic Equity Interests. The proposed conversion will have no impact on the economic equity interests of holders of Class A common stock and Class B common stock, including with regard to dividends, liquidation rights or redemption. As of April 9, 2010, the shares held by the holders of Class A common stock and Class B common stock represented 67% and 33%, respectively, of the total outstanding shares of common stock. After the conversion of the Class B common stock, the shares of the new common stock held by current Class A common stockholders and current Class B common stockholders would represent the same proportions of the total outstanding shares of the new common stock.

Market Price. After the conversion, the market price of shares of the new common stock will depend, as before the conversion, on many factors, including our performance, general market conditions and conditions in our industry, many of which are outside our control. Accordingly, we cannot predict the price at which the new common stock will trade following the conversion.

NYSE Listing. Upon effectiveness of the proposal, the Class B common stock’s trading symbol “BBI.B” will be delisted from the NYSE, and there will no longer be any trading in Class B common stock. Assuming compliance with the NYSE’s listing standards, the new common stock will trade on the NYSE under the symbol “BBI,” which currently belongs to the Class A common stock.

Operations. The conversion will have no impact on our operations, except to the limited extent that we are able to realize some or all of the potential benefits to the Company from the conversion, which are described above under “—Reasons for the Proposed Conversion and Charter Amendment—The Conversion.”

Resale of the New Common Stock. Shares of the new common stock may be sold in the same manner as the Class A and Class B common stock may currently be sold. Our affiliates and holders of any shares that constitute restricted securities will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933.

Equity Incentive Plans. Upon the conversion and re-designation of the Class A common stock, outstanding options to purchase Class A common stock and other awards with respect to Class A common stock issued under any of our equity incentive plans will remain unchanged, except that they will represent the right to receive shares of the new common stock rather than Class A common stock.

Preferred Stock. Upon the conversion and re-designation of the Class A common stock, the powers and rights relating to our convertible preferred stock will remain unchanged, expect that shares of our convertible preferred stock would convert into shares of new common stock rather than Class A common stock.

Certain Federal Income Tax Consequences

The following discussion is a general summary of certain U.S. federal income tax consequences of the conversion to the Company and the common stockholders. This discussion is based upon provisions of the Code, the Treasury regulations promulgated under the Code and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the conversion to vary substantially from the consequences described below.

This discussion does not address all of the U.S. federal income tax consequences of the conversion that may be relevant to specific common stockholders in light of their particular circumstances or to common stockholders that are subject to special rules under the Code, such as financial institutions, insurance companies, dealers in securities or other persons that mark their securities to market, tax-exempt organizations, persons that do not hold our common stock as a “capital asset” within the meaning of section 1221 of the Code, or persons that hold our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the conversion. This discussion does not address any state, local, estate, alternative minimum or foreign tax consequences of the conversion.

We believe that neither the Company nor the common stockholders will recognize taxable gain or loss as a result of the conversion. In addition, each stockholder’s aggregate tax basis in the common stock it holds following the conversion should generally be the same as the aggregate tax basis it had in the stock held by it prior to the conversion. Further, the holding period of the common stock held by each holder following the conversion should generally include the stockholder’s holding period in the common stock held by it prior to the conversion. Stockholders that acquired portions of their stock on different dates and at different prices should consult their own tax advisors regarding the effect thereof on the tax basis and holding period of stock they hold following the conversion.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the conversion, and statements and conclusions set forth in this discussion may not be sustained by a court if contested by the IRS. Each common stockholder is urged to consult its own tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of the conversion.

Interests of our Officers and Directors in the Conversion

In considering the recommendation of the Board, you should be aware that some of our officers and directors may have interests in the outcome of this proposal that are or may be different from, or in addition to, the interests of some or all of our public stockholders. For instance, our officers and directors hold Class A common stock as described above under “Security Ownership of Certain Beneficial Owners and Management.” None of our officers and directors holds Class B common stock or stock options or rights relating to Class B common stock.

Required Vote and Amendment Effective Time

Approval of the proposal requires the affirmative vote, either in person or by proxy, of each of the following:

•	the holders of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock voting together as a single class; and

•	the holders of a majority of the votes of the outstanding shares of Class B common stock voting as a separate class.

Abstentions and broker non-votes will have the same effect as voting against the adoption of the proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

If this proposal is approved, the conversion will become effective upon filing and acceptance of the proposed amendment to the Current Charter giving effect to the conversion with the Secretary of State of the State of Delaware, without any action on the part of our stockholders. It is expected that, if this proposal is approved, the amendment giving effect to the conversion will be filed as promptly as practicable following the annual meeting; however, the exact timing of the filing will be determined by the Board based on its evaluation as to when the conversion will be the most advantageous to the Company and its stockholders.

Stock Certificates

Upon effectiveness of the conversion, physical stock certificates representing currently outstanding shares of Class A or Class B common stock (or ownership statements in lieu thereof) will automatically represent an equal number of shares of new common stock. Accordingly, it will not be necessary for record holders of Class A or Class B common stock holding physical stock certificates to exchange their existing certificates for new certificates. However, if they so desire, such holders may, at any time after the effective date of the conversion, exchange their existing certificates for certificates representing shares of our new common stock by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, who may be reached at 1-800-937-5449 or online at www.amstock.com.

No Appraisal Rights

Holders of Class A common stock and Class B common stock do not have appraisal rights under Delaware law or under the Current Charter or the Bylaws in connection with the conversion.

Reservation of Rights by the Board

The Board reserves the right to abandon the adoption of the amendment being proposed without further action by our stockholders at any time before its effectiveness (as described above), even if the proposal has been approved by the stockholders and all other conditions to such adoption have been satisfied. Although the Board does not anticipate exercising its rights to abandon the amendment nor does it contemplate specific events that would trigger abandonment, the Board will defer or abandon the conversion if, in its business judgment, the conversion is no longer in the best interests of the Company or its stockholders. By voting in favor of the proposal, you will also be expressly authorizing the Board to determine not to proceed with and abandon the conversion if it should decide to do so. If the Board does not adopt the amendment giving effect to the conversion prior to the one-year anniversary of the 2010 annual meeting, stockholder approval would be required again prior to implementing a conversion.

Board Recommendation on Proposal

The Board recommends a vote FOR the amendment of the Current Charter to (1) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock, (2) rename the Class A common stock as “common stock,” and (3) eliminate provisions relating to the Class B common stock and Blockbuster’s dual class common stock structure.

PROPOSAL V:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CURRENT CHARTER TO EFFECT

THE REVERSE STOCK SPLIT

Description of Proposal

The Board has unanimously authorized, and unanimously recommends for approval by our stockholders, an amendment to the Current Charter that would, if approved by the Company’s stockholders and filed with the Secretary of State of the State of Delaware, effect a reverse stock split of our issued and outstanding common stock, with the stock split occurring at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by the Board (the “reverse stock split”). The par value of the stock subject to the split would remain unchanged at $0.01 per share following the reverse stock split. As described in “—Reservation of Rights of the Board” below, the Board will defer or abandon the reverse stock split if, in its business judgment, the reverse stock split is no longer in the best interests of the Company or its stockholders.

This proposal has been written as though the conversion of our Class B common stock in Proposal IV has been approved. If, however, Proposal IV is not approved and our Class B common stock is not converted, then the stock subject to the split would be both our issued and outstanding Class A common stock and Class B common stock.

The text of the proposed amendment of the Current Charter to effect the reverse stock split is included as Annex B to this proxy statement. The following discussion is qualified in its entirety by the full text of the proposed amendment to the Current Charter in Annex B. If both Proposal IV and Proposal V are approved by our stockholders and if the Board determines that both the conversion and the reverse stock split are in the best interests of the Company and its stockholders at the time the conversion is implemented, the amendment reflected in Annex B will be included in the amendment and restatement of the Current Charter reflected in Annex A.

Reasons for the Proposed Reverse Stock Split

The Board authorized the reverse stock split with a view to increasing the per share trading price of the Company’s common stock in order to enlarge the pool of eligible investors and increase analyst and broker interest. The Board believes that a reverse stock split would allow a broader range of institutions to invest in the Company’s common stock and therefore potentially increase trading volume and liquidity of the Company’s common stock. Many institutional investors and mutual funds, for example, have rules that prohibit them from buying equity securities of companies whose stock is less than $5 per share. A reverse stock split could also increase analyst and broker interest in the Company’s common stock because many have policies that discourage them from following or recommending companies with low stock prices because of the trading volatility often associated with low-priced stocks. Additionally, the low stock price may dissuade certain other investors from purchasing low-priced stocks. Because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on high-priced stocks, the current average price per share of the Company’s common stock may result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

An increase in the market price of our common stock would also facilitate our regaining compliance with the continued listing criteria of the NYSE, on which both the Class A and Class B common stock currently trade. Among such criteria is the requirement that common stock maintain a $1.00 minimum average closing price and the requirement that listed companies maintain an average global market capitalization of $75 million over a consecutive 30-trading-day period. If the average closing price of the Class A common stock is below $1.00, and/or if our average global market capitalization is below $75 million for any consecutive 30-trading day period, the Class A and Class B common stock could be delisted and moved to the NYSE’s ARCA electronic exchange.

The price at which the Class A common stock has traded in recent periods has fluctuated greatly, and most recently has declined significantly, trading at prices below $1.00. In November 2009, we were notified by the NYSE that our Class A common stock did not satisfy the NYSE’s continued listing standard that requires the average closing price of a listed security to be no less than $1.00 per share over a consecutive 30-trading-day period. Under the NYSE’s rules, we have through the date of the annual meeting within which to cure this deficiency. If we fail to cure this deficiency, the NYSE could begin the delisting process for our Class A and Class B common stock.

With the sustained decrease in the trading price of our Class A common stock, our market capitalization has been reduced significantly. On March 24, 2010, we were notified by the NYSE that our average global market capitalization over a consecutive 30-trading-day period is less than $75 million, and thus the Company is not in compliance with the NYSE’s continued listing standard that requires listed companies to maintain a minimum average global market cap of $75 million over such period. Under NYSE rules, we have 18 months from receipt of the notice letter within which to regain compliance with this listing standard. If we fail to cure this deficiency, the NYSE could begin the delisting process for our Class A and Class B common stock.

If we are unable to maintain the NYSE listing for the Class A and Class B common stock as a result of our failure to continue to comply with these requirements or any other minimum listing requirement, the Class A and Class B shares may be perceived as a less desirable investment, negatively affecting the market for the stock, which could decrease our ability to issue new stock and attract further equity investment. A delisting could also enhance the perception of our financial distress among our lenders, trade creditors, business partners, movie studios and other vendors, analysts and the media, which could cause some of our trade creditors to impose increasingly less favorable terms and make it more difficult for us to obtain future financing and develop strategic alliances.

Certain Effects of the Proposed Reverse Stock Split

If stockholders approve this proposal and the Board elects to implement the reverse stock split (see “—Reservation of Rights by the Board” below), every 15 to 25 shares, depending on the reverse stock split ratio determined by the Board, of the Company’s outstanding common stock would be combined into one share of common stock. The Company will not issue fractional shares of common stock. Where a stockholder would have been entitled to a fractional share, the Company will round up fractional shares to the nearest whole share. The reverse stock split will have the effects discussed below, among others, on our common stockholders.

Reduction of Shares Held by Individual Stockholders. Each common stockholder will own fewer shares of common stock, but the proposed reverse stock split will affect all common stockholders uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for minor differences resulting from the rounding up of fractional shares. For example, a holder of 2% of the voting power of the outstanding shares of the common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of the common stock immediately after the reverse stock split. Additionally, the number of stockholders of record would not be affected by the reverse stock split.

However, if the reverse stock split were implemented, it may increase the number of stockholders who own “odd lots,” or a number of shares that is less than 100 shares. Such stockholders may find it difficult to sell such shares and in connection with any sale may have to pay higher commissions and other transaction costs as compared to a sale involving a “round lot,” or a number that is in even multiples of 100.

Number of Authorized Shares and Reduction in Total Outstanding Shares. In connection with the reverse stock split, we will not reduce the total number of authorized shares of common stock. As previously disclosed, we are currently exploring a variety of strategic alternatives to strengthen our capital structure, which alternatives may include the exchange of all or part of our senior subordinated notes for common stock as well as the possible conversion of shares of our Series A convertible preferred stock into common stock. One or more of these alternatives could potentially require a significant number of authorized, unissued and unreserved shares of common stock. However, because the issued and outstanding shares of common stock will be reduced as a result of the reverse stock split, the number of authorized and unissued shares of common stock will increase on a relative basis. Such shares would be available for issuance at the discretion of the Board from time to time for corporate purposes such as raising additional capital, settling outstanding obligations and acquisitions.

After effecting the reverse stock split, the number of authorized, unissued and unreserved shares of common stock (as of April 9, 2010) would increase from 643,162,899 to 845,375,065 (based on the minimum 15-to-1 reverse stock split ratio and subject to adjustments for fractional shares) and from 643,162,899 to 851,152,555 (based on the maximum 25-to-1 reverse stock split ratio and subject to adjustments for fractional shares). The Board may issue these shares in its discretion. If the Company issues additional shares subsequent to the reverse stock split, the dilution to the ownership interest of the Company’s existing common stockholders may be greater than would occur had the reverse stock split not been effectuated.

The following table illustrates the principal effects of a 15-to-1 and a 25-to-1 reverse stock split as of April 9, 2010:

	Number of Shares of Common Stock Prior to Reverse Stock Split	Number of Shares of Common Stock After Reverse Stock Split
		15-to-1	25-to-1
Authorized	900,000,000	900,000,000	900,000,000
Issued and Outstanding(1)	216,655,892	14,443,726	8,666,236
Authorized and Reserved for Issuance(2)	40,181,209	40,181,209	40,181,209
Authorized and Unreserved and Available for Future Issuances(3)	643,162,899	845,375,065	851,152,555

(1)	Subject to adjustment for fractional shares in connection with the reverse stock split.
(2)	Includes shares of common stock issuable upon the exercise of outstanding stock options and in settlement of restricted share units.
(3)	Excludes shares of common stock issuable upon the exercise of outstanding stock options and in settlement of restricted share units.

Although the increased proportion of authorized and unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders or permit issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction in connection with the combination of the Company with another company), the reverse stock split is not being proposed in response to any effort of which the Company is aware to accumulate shares of the outstanding common stock or to obtain control of the Company.

Change in Number and Exercise Price of Employee and Director Equity Awards. The reverse stock split will impact the number of shares of common stock available for issuance under the Company’s equity incentive plan in proportion to the reverse stock split ratio. Under the terms of the Company’s outstanding equity awards, the reverse stock split would cause a reduction in the number of shares of common stock issuable upon exercise, settlement or vesting of such awards in proportion to the exchange ratio of the reverse stock split and would cause a proportionate increase in the exercise price of such awards to the extent they are stock options or similar awards. The aggregate number of shares authorized for future issuance under the Company’s equity incentive plan will also be proportionately reduced, as will the maximum aggregate limit on the number of shares that may be granted to any one participant under the respective plans. In implementing the proportionate reduction, the number of shares issuable upon exercise, settlement or vesting of outstanding equity awards will be rounded up to the nearest whole share.

Regulatory Effects. Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the proposed reverse stock split is implemented, the affected stock will continue to trade on the NYSE under the same symbol it did prior to the stock split.

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Proposed Reverse Stock Split May Not Increase the Company’s Stock Price over the Long-Term. The Board expects that a reverse stock split of the common stock will increase the market price of such stock so that the Company is able to regain compliance with the NYSE minimum trading price listing standard and the minimum average market capitalization standard. However, the effect of a reverse stock split upon the market price of the Company’s common stock cannot be predicted with any certainty, and there can be no assurance that the market price per share of common stock after the reverse stock split will either exceed or remain in excess of the $1.00 minimum price or that our market capitalization will remain above $75 million for a sustained period of time.

The history of reverse stock splits for companies in similar circumstances is varied. It is possible that the per share price of common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse stock split, and some investors may interpret a reverse stock split as a signal that the Company lacks confidence in its ability to increase its stock price naturally. Furthermore, the market price of the stock may be affected by other factors that may be unrelated to the number of shares outstanding, including the Company’s performance.

In addition, although we currently satisfy all other current standards for continued listing on the NYSE, there can be no assurance that the Company will not be delisted due to a failure to meet other continued listing requirements going forward, even if the market price per share of the stock after the reverse stock split remains in excess of $1.00 or our market capitalization exceeds $75 million.

The Proposed Reverse Stock Split May Decrease the Liquidity of the Stock. The liquidity of the common stock may be harmed by the reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

Accounting Consequences. The stated capital on the Company’s balance sheet and the additional paid-in capital account, in each case, attributable to the common stock will be adjusted to reflect the reverse stock split following the effectiveness of the amendment to the Current Charter. The par value per share of the common stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the common stock will be reduced and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of common stock outstanding. The Company does not anticipate any other accounting consequences, including with respect to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

Certain Federal Income Tax Consequences

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split. This discussion is based upon provisions of the Code, the Treasury regulations promulgated under the Code and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the reverse stock split to vary substantially from the consequences described below.

This discussion does not address all of the U.S. federal income tax consequences of the reverse stock split that may be relevant to specific stockholders in light of their particular circumstances or to stockholders that are subject to special rules under the Code, such as financial institutions, insurance companies, dealers in securities or other persons that mark their securities to market, tax-exempt organizations, persons that do not hold our common stock as a “capital asset” within the meaning of section 1221 of the Code, or persons that hold our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the reverse stock split. This discussion does not address any state, local, estate, alternative minimum or foreign tax consequences of the reverse stock split.

We believe that neither the Company nor the stockholders will recognize taxable gain or loss as a result of the reverse stock split. In addition, each stockholder’s aggregate tax basis in the stock it receives pursuant to the reverse stock split should generally be the same as the aggregate tax basis it had in the stock held by it prior to the reverse stock split. Further, the holding period of the stock received by each holder pursuant to the reverse stock split should generally include the stockholder’s holding period in the stock held by it prior to the reverse stock split. Stockholders that acquired portions of their stock on different dates and at different prices should consult their own tax advisors regarding the effect thereof on the tax basis and holding period of stock they receive pursuant to the reverse stock split.

No ruling has been or will be requested from the IRS regarding the U.S. federal income tax consequences of the reverse stock split, and statements and conclusions set forth in this discussion may not be sustained by a court if contested by the IRS. Each stockholder is urged to consult its own tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of the reverse stock split.

Determination of the Specific Reverse Stock Split Ratio

If the Board chooses to implement the reverse stock split, the Board’s selection of the specific reverse stock split ratio will be based primarily on the price level of the Company’s common stock immediately prior to the reverse stock split and the expected stability of the price level of the common stock going forward. We expect that the primary focus of the Board in determining the reverse stock split ratio will be to select a ratio that they believe is likely to result in increased marketability and liquidity of the common stock and may encourage interest and trading in the common stock for the reasons discussed under “—Reasons for the Proposed Reverse Stock Split,” above.

We believe that granting the Board the authority to set the ratio for the reverse stock split is essential because it provides the Board with the maximum flexibility to react to changing market conditions and to therefore act in the best interests of the Company and our stockholders. If the Board implements the reverse stock split, the Company will make a public announcement regarding the determination of the exact reverse stock split ratio.

Required Vote and Amendment Effective Time

Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock voting together as a single class. Abstentions and broker non-votes will have the same effect as voting against the adoption of the proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

If this proposal is approved and the Board determines, in its business judgment, that the reverse stock split is in the best interests of the Company and its stockholders, it will be implemented within one year of the 2010 annual meeting. If the Board elects to implement the reverse stock split, the Company will publicly announce this decision and the reverse stock split ratio in a press release prior to the effective date of the reverse stock split. In such event, the reverse stock split will become effective upon filing and acceptance of the proposed amendment to the Current Charter giving effect to the reverse stock split with the Secretary of State of the State of Delaware.

Stock Certificates

If the reverse stock split is implemented, as soon as practicable after the date the amendment giving effect to the reverse stock split becomes effective, the Company will send a letter of transmittal to each stockholder of record at the effective time for use in transmitting old stock certificates to our transfer agent, American Stock Transfer & Trust Company, LLC, who will serve as our exchange agent. The letter of transmittal will contain instructions for the surrender of old certificates to the exchange agent in exchange for new certificates representing the number of shares of new common stock into which such holders’ shares represented by the old certificates have been converted as a result of the reverse stock split. Until so surrendered, each current certificate representing shares of our stock will be deemed for all corporate purposes after the effective time of the amendment giving effect to the reverse stock split to evidence ownership of shares in the appropriately reduced whole number of shares of the new common stock. Stockholders should not destroy any stock certificates and should not send in their old certificates to the exchange agent until they have received the letter of transmittal.

Persons holding their shares in street-name through banks, brokers or other nominees will be contacted by such banks, brokers or nominees and will not receive a letter of transmittal from the Company. Banks, brokers, and other nominees holding shares of common stock for stockholders will be instructed to effect the reverse stock split for such beneficial holders, and these banks, brokers, and other nominees may apply their own specific procedures for processing the reverse stock split.

No Appraisal Rights

Holders of Class A common stock and Class B common stock do not have appraisal rights under Delaware law or under the Current Charter or the Bylaws in connection with the reverse stock split.

Reservation of Rights by the Board

The Board reserves the right to abandon the adoption of the amendment being proposed without further action by our stockholders at any time before its effectiveness (as described above), even if the proposal has been approved by the stockholders and all other conditions to such adoption have been satisfied. The Board will defer or abandon the reverse stock split if, in its business judgment, the reverse stock split is no longer in the best interests of the Company or its stockholders. For example, as discussed previously, we are currently exploring a variety of strategic alternatives to strengthen the Company’s capital structure. As a result of the continued progress on our recapitalization initiatives thus far, we believe we may have the opportunity to successfully complete one or more of these initiatives prior to the 2010 annual meeting, possibly resolving our current NYSE non-compliance and avoiding the need for a reverse stock split altogether. As such, the Board contemplates abandonment of the reverse stock split if such recapitalization efforts are successful and the market price of our common stock increases to the point where the reverse stock split would be no longer necessary to regain compliance with applicable NYSE continued listing standards. By voting in favor of the proposal, you will also be expressly authorizing the Board to determine not to proceed with and abandon the reverse stock split if it should decide to do so. If the Board does not adopt the amendment giving effect to the reverse stock split prior to the one-year anniversary of the 2010 annual meeting, stockholder approval would be required again prior to implementing a reverse stock split.

Board Recommendation on Proposal

The Board recommends a vote FOR the amendment of the Current Charter to effect a reverse stock split of Blockbuster’s issued and outstanding common stock, with the stock split occurring at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by Blockbuster’s Board of Directors.

OTHER BUSINESS

On February 25, 2010, we received notice from a stockholder indicating his intention to nominate himself for election to the Board at the meeting. This stockholder, Mr. Gregory Meyer, has subsequently filed proxy materials with respect to the solicitation of proxies to elect himself to the Board instead of nominee James W. Crystal. If this nomination is properly presented at the meeting, the management proxy holders intend to use their discretionary authority to vote for election of the Board’s nominees (and not Mr. Meyer). Other than this nomination, the Board knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in our interest.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to our 2011 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by the Secretary of Blockbuster no later than January [3], 2010. Such proposals should be directed to Blockbuster Inc., Attention: Secretary, 1201 Elm Street, Dallas, Texas 75270.

The Bylaws currently provide that, in order for a proposal that is not intended to be included in our proxy statement to be properly submitted as business to come before our 2011 annual stockholders’ meeting, the proposal must be received by us no earlier than the close of business on February 24, 2011 and no later than the close of business on March 26, 2011. If the date of the 2011 annual meeting is more than 30 days before or more than 70 days after June 24, 2011 (the one year anniversary of the date of our 2010 annual meeting), then the proposal must be received by us no earlier than the close of business on the 120th day prior to the 2011 annual meeting and no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made by Blockbuster. For any such matter to be properly submitted as business to come before the annual meeting, the proposal must comply with the procedures specified in the Bylaws. Such proposals should be directed to Blockbuster Inc., Attention: Secretary, 1201 Elm Street, Dallas, Texas 75270.

In addition to the requirements in the Bylaws regarding stockholder proposals generally, the Bylaws also provide that a stockholder may nominate a person for election to the Board only if written notice of such nomination(s) is received by the Secretary within the applicable time period set forth above and such notice includes certain specified information, including: (1) all information relating to each person whom the stockholder proposes to nominate for election as a director that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Blockbuster.

By Order of the Board of Directors,

Rod J. McDonald
Vice President, Secretary & General Counsel

May [3], 2010

ANNEX A

THIRD ~~SECOND~~

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby amend and restate for a third ~~second~~ time the certificate of incorporation of the corporation, which was originally filed on October 16, 1989, under the name SBQ, Inc., ~~and~~ first amended and restated on August 3, 1999 and amended and restated for a second time on October 6, 2004. The corporation does hereby certify that this Third ~~Second~~ Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

Article I

NAME

Section 1.01. Name. The name of the corporation is Blockbuster Inc.

Article II

REGISTERED OFFICE AND AGENT

Section 2.01. Address. The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

PURPOSE

Section 3.01. Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as the same exist or may hereafter be amended.

Article IV

DESCRIPTION AND AUTHORIZATION OF STOCK

Section 4.01. Authorized Shares. (a) The total number of shares of stock that the corporation shall have authority to issue is 1,000,000,000 of which:

(i) 900,000,000~~400,000,000~~ shares shall be shares of ~~Class A~~ Common Stock, par value $0.01 per share (the “~~Class A~~ Common Stock”); and

(ii) ~~500,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”); and~~

~~(iii)~~ 100,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b) For purposes of this Third ~~Second~~ Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the shares of the then outstanding capital stock entitled to vote generally on the election of directors or other matters submitted to a vote of the stockholders of the corporation and shall exclude any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

Section 4.02. Powers, Preferences and Rights of the ~~Class A~~ Common Stock ~~and the Class B Common Stock. Except as otherwise required by law or as set forth below in this Article IV, the powers, preferences and rights and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common stock shall be identical in all respects.~~

(a) Votes, Rights and Powers. At every meeting of the stockholders of the corporation, each holder of Common Stock shall be entitled to cast, in person or by proxy, for each share of Common Stock standing in such holder’s name on the transfer books of the corporation, in connection with the election of directors and all other matters submitted to a vote of stockholders of the corporation, the number of votes as set forth in or as established to and in accordance with this Section 4.02. Every holder of ~~Class A~~ Common Stock shall be entitled to cast one vote per share. ~~Every holder of Class B Common Stock shall be entitled, prior to the Determination Date (as defined below), to cast five votes per share. Every holder of Class B Common Stock shall be entitled, on and following the Determination Date, to cast the number of votes per share of Class B Common Stock as set forth in the first resolution adopted by the board of directors following the Determination Date and subsequently publicly disclosed by the corporation, as the board of directors shall determine (in good faith and taking into account all relevant factors) to be the lowest number (rounded up to the nearest .5 votes per share), but in no event less than two votes per share, as would permit Viacom Inc. (“Viacom”) to distribute in the External Distribution (as defined below) an amount of stock in the corporation constituting “control within the meaning of section 369(c) of the Internal Revenue Code of 1986, as amended (the “Code”), treating for this purpose any stock described in section 355(a)(3)(B) of the Code as other property and not stock (“Control”).~~

(b) ~~For purposes of this Second Amended and Restated Certificate of Incorporation, the term “External Distribution” shall mean the distribution by Viacom of Class A Common Stock and Class B Common Stock of the corporation to the shareholders of Viacom (i) in exchange for outstanding shares of capital stock of Viacom and/or (ii) in any other distribution in respect of Viacom capital stock, as contemplated by the Amended and Restated Initial Public Offering and Split-Off Agreement dated as of June 18, 2004 among the corporation, Viacom and Viacom International Inc., as may be amended from time to time (the “Amended IPO Agreement”). For purposes of this Second Amended and Restated Certificate of Incorporation, the term “Determination Date” shall mean: (i) if Viacom has consummated an exchange offer contemplated by the Amended IPO Agreement, five business days following whichever of the following applies, (A) the settlement of the shares exchanged in the exchange offer if such offer is fully subscribed, or (B) receipt by the corporation of (1) a notice contemplated by the second sentence of Section 2.07(a)(14) of the Amended IPO Agreement or (2) a notice contemplated by the last sentence of Section 2.07(a)(14) of the Amended IPO Agreement (in either case, a “Notice”) advising the corporation that Viacom does not intend to complete a distribution of shares of Class A Common Stock or Class B Common Stock held by Viacom to Viacom stockholders in a spin-off contemplated by the Amended IPO Agreement (a “Spin-Off Distribution”), or (C) if a Notice is not delivered, the distribution date of any Spin-Off Distribution; or (ii) if Viacom has not consummated an exchange offer contemplated by the Amended IPO Agreement but conducts a Spin-Off Distribution as contemplated by the Amended IPO Agreement, five business days following the payment date of the Spin-Off Distribution. In making its determination as contemplated hereby, the board of directors shall utilize the calculations set forth in Section 2.07(a)(11)(a) and (b) of the Amended IPO Agreement.~~

~~(c) Except as may be otherwise required by law or by this Second Amended and Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, and their votes shall be counted and totaled together, subject to any voting rights that may be granted to holders of Preferred Stock, on all matters submitted to a vote of the stockholders of the corporation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, holders of Class A Common stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would adversely affect the Class B Common Stock and would not adversely affect the rights of the Class A Common Stock; provided that, for the foregoing purposes, any provision for the voluntary or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one for one basis shall be deemed not to adversely affect the rights of the Class A Common Stock. In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class A Common Stock shall be entitled to receive not less than the per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in such merger or consolidation.~~

~~(i) Every reference in this Second Amended and Restated Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock, Common Stock, Class A Common Stock or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock, Common Stock, Class A Common Stock or Class B Common Stock are entitled.~~

~~(ii)~~ No stockholder shall be entitled to exercise any right of cumulative voting.

(c)~~(d)~~ Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Third ~~Second~~ Amended and Restated Certificate of Incorporation, holders of ~~Class A~~ Common Stock ~~and Class B Common Stock~~ shall be entitled to receive such dividends and other distributions in cash, stock of any corporation ~~(other than Common Stock of the corporation)~~ or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. ~~In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.~~

(d)~~(e)~~ Distribution of Assets Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata on a per share basis to the holders of ~~Class A~~ Common Stock ~~and Class B Common Stock~~. For the purposes of this paragraph (d)~~(e)~~, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the corporation or a consolidation or merger of the corporation with one or more other corporations (whether or not the corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Section 4.03. Powers and Rights of the Preferred Stock. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series and for such consideration as may be fixed from time to time by resolution of the board of directors and each share of a designated series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth a resolution by the board of directors which sets the voting powers, if any, and the designations, preferences and relative, participating, optional, dividend or other special rights, and such qualifications, limitations, restrictions, conditions or other characteristics to be attached to the Preferred Stock of such series and such other matters as may be required. The board of directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article IV applicable to all series of Preferred Stock), including, but not limited to, the following:

(i) the distinctive designation of such series;

(ii) the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the board of directors;

(iii) the rate or rates of dividends payable, whether in cash, securities of the corporation or other property, on shares of such series, if any, the conditions upon which such dividends shall be payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, and the date or dates from which dividends shall be cumulative in the event the board of directors determines that dividends shall be cumulative;

(iv) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, the form of payment, and whether redemption is at the option of the corporation, the holder of the shares, the happening of a specified event or otherwise;

(v) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(vi) whether such series shall have conversion or exchange privileges or obligations and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the board of directors shall determine;

(vii) whether such series shall have restrictions on the issuance of shares of the same class or series or any other series, if any;

(viii) whether such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(ix) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof; and

(x) any other preferences and relative, participating optional or other special rights, if any, and the qualifications, limitations or restrictions of such series, if any.

Section 4.04. No Preemptive Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, no holder of shares of this corporation of any class or series shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class or series now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the corporation or to which there shall be attached or appertain any warrants or lights entitling the holders thereof to purchase or subscribe for shares.

Section 4.05. No Stockholder Action by Written Consent. Except as otherwise provided pursuant to the provisions of this Third ~~Second~~ Amended and Restated Certificate of Incorporation as it may be amended (including any designation of preferred stock fixing the powers, privileges or rights of any class or series of stock other than the Common Stock in respect of action by written consent of the holders of such class or series of stock), no action required to be taken or that may be taken at any meeting of stockholders of the corporation may be taken without a meeting and the power of stockholders of the corporation to consent in writing, without a meeting, to the taking of any action is specifically denied.

Article V

AMENDMENT OF BYLAWS

Section 5.01. Amendment of Bylaws by Directors. Notwithstanding any other provision of this Third ~~Second~~ Amended and Restated Certificate of Incorporation, and in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

Section 5.02. Amendment of Bylaws by the Stockholders. The bylaws may be altered, amended or repealed, in whole or in part, and new bylaws may be adopted by the affirmative vote of stockholders with at least a majority of the ~~combined~~ voting power of Voting Stock; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any bylaw inconsistent with, the provisions contained in the sections entitled “Special Meetings” (Section 2.03), “Advance Notice of Stockholder Proposals” (Section 2.10), “Number of Directors” (Section 3.02), “Election of Directors” (Section 3.03), “Vacancies” (Section 3.05), “Removal of Directors” (Section 3.06) and “Amendments” (Article VIII) of the bylaws of the corporation by the stockholders shall require the affirmative vote of not less than 75% of the ~~combined~~ voting power of Voting Stock; and provided further, however, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new bylaw or bylaws must be contained in the notice of meeting. In the event that any term or provision of the bylaws is inconsistent, or conflicts, with the terms or provisions of this Third ~~Second~~ Amended and Restated Certificate of Incorporation, this Third ~~Second~~ Amended and Restated Certificate of Incorporation shall control.

Article VI

BOARD OF DIRECTORS

Section 6.01. Number of Directors, Elections, Vacancies. (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) At each annual meeting of stockholders of the corporation ~~commencing at the annual meeting of stockholders scheduled to be held in 2008~~, all directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be elected by the holders of the Voting Stock for a one (1) year term expiring at the next succeeding annual meeting of stockholders. ~~The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders.~~ Each director shall serve until the director’s term expires~~. In~~ in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

(c) Any vacancy on the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(d) Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Section 6.02. Removal. Subject to the right of the holders of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed pursuant to and in accordance with the provisions of Section 141(k) of the DGCL. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the board of directors providing for the establishment of any such series, any such director of the corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

Section 6.03. Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall provide otherwise.

Section 6.04. Elimination of Certain Personal Liability of Directors. To the fullest extent permitted by the laws of Delaware, as the same may exist or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director.

Section 6.05. General Powers. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the laws of Delaware, this Third ~~Second~~ Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such bylaws had not been adopted.

Article VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7.01. Indemnification of Directors and Officers. The corporation shall indemnify and hold harmless (and shall advance expenses (including attorneys’ fees), to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws of the corporation (as the same may provide from time to time), the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the bylaws of the corporation, in any written agreement with the corporation, or in the specific case by the board of directors of the corporation. Nothing contained in this Section 7.01 shall affect any rights to indemnification or advancement of expenses to which present or former directors, officers, employees or agents of the corporation may otherwise be entitled under the bylaws of the corporation, any written agreement with the corporation or otherwise (including, but not limited to, prior versions of this Article VII). The corporation may, by action of its board of directors, provide or permit indemnification to such of its other employees and agents to such effect as the board of directors shall determine to be appropriate and authorized by the laws of Delaware as they may exist from time to time. In furtherance and not in limitation of the rights set forth in this Article VII, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article VII shall extend to proceedings involving the negligence of a Covered Person.

Article VIII

AMENDMENTS

Section 8.01. General. Neither the alteration, amendment, change or repeal of any provision of this Article VIII nor the adoption of any provision inconsistent with any provision of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 8.02. Amendment of Certain Articles. Notwithstanding any other provision of this Third ~~Second~~ Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article VIII and in Section 4.05 of Article IV and Section 5.02 of Article V may not be amended, altered, changed, or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of not less than 75% of the ~~combined~~ voting power of the Voting Stock~~; provided that with respect to any proposed amendment, alteration or change to this Second Amended and Restated Certificate of Incorporation, or repeal of any provision of this Second Amended and Restated Certificate of Incorporation, that would amend, alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, respectively, the affirmative vote of not less than a majority of the outstanding shares affected by the proposed amendment, voting as a separate class, shall be required in addition to the vote otherwise required pursuant to this Article VIII~~.

Section 8.03. Amendments Generally. Subject to the provisions of Section 8.02 of this Article VIII, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Third ~~Second~~ Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Third ~~Second~~ Amended and Restated Certificate of Incorporation, having been duly adopted by ~~the written consent of~~ (1) the holders of a majority of the votes of the outstanding shares of our former Class A Common Stock and our former Class B Common Stock voting together as a single class; and (2) the holders of a majority of the votes of the outstanding shares of our former Class B Common Stock voting as a separate class ~~more than 75% of the combined voting power of the Voting Stock~~, and in accordance with the provisions of Sections 242 and 245 of the DGCL, has been executed this [    ] day of [            ] 2010 ~~October 2004~~.

BLOCKBUSTER INC.

By:
Name:	Rod J. McDonald ~~Marilyn R. Post~~
Title:	Vice President, ~~and~~ Secretary &
General Counsel

ANNEX B

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended as follows:

a.	The following is hereby added to the end of Article IV:

Section 4.06. Reverse Stock Split. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), every [number ranging from 15 to 25] shares of Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock, par value $0.01 per share; provided, however, that no fractional shares shall be issued. Stockholders who would otherwise be entitled to a fractional share will receive one whole share of Common Stock in lieu of such fraction.

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this [    ] day of [            ] 2010.

BLOCKBUSTER INC.

By:
Name:	Rod J. McDonald
Title:	Vice President, Secretary & General Counsel

B-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2010 (June 21, 2010 for participants in the Blockbuster Investment Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BLOCKBUSTER INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 1201 ELM STREET If you would like to reduce the costs incurred by Blockbuster Inc. in mailing proxy DALLAS, TX 75270 materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and other proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2010 (June 21, 2010 for participants in the Blockbuster Investment Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M24635-P92734 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BLOCKBUSTER INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors Recommends a Vote “FOR” Items number(s) of the nominee(s) on the line below. 1, 2, 3, 4 and 5 Below. (1) To elect as Directors of Blockbuster Inc. the nominees 0 0 0 listed below. Nominees: 01) Edward Bleier 02) James W. Crystal 03) Gary J. Fernandes 04) Joseph Fitzsimmons 05) Jules Haimovitz 06) James W. Keyes 07) Strauss Zelnick For Against Abstain (2) Approval of the following advisory (non-binding) resolution: RESOLVED, that the stockholders hereby ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure in the proxy statement of material factors provided 0 0 0 to understand the Summary Compensation Table (but excluding the Compensation Discussion & Analysis). (3) Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Blockbuster Inc.’s independent registered public accounting firm for fiscal 2010. 0 0 0 (4) Approval of an amendment to Blockbuster’s second amended and restated certificate of incorporation, as amended (the “Current Charter”), to 0 0 0 (a) effect the conversion of each outstanding share of Class B common stock into one share of Class A common stock, (b) rename the Class A common stock as “common stock,” and (c ) eliminate provisions relating to the Class B common stock and Blockbuster’s dual class common stock structure (collectively, the “Conversion Amendment”). (5) Approval of an amendment to the Current Charter to effect a reverse stock split of Blockbuster’s issued and outstanding common stock, if the 0 0 0 Conversion Amendment is approved, or Blockbuster’s issued and outstanding Class A common stock and Class B common stock, if the Conversion Amendment is not approved, at an exchange ratio that will be within a range of 1-for-15 and 1-for-25 and that will be determined by Blockbuster’s Board of Directors. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. To obtain directions to attend the meeting and vote in person, please contact Blockbuster Inc.’s Investor Relations department at (214) 854-3000. M24636-P92734 Blockbuster Inc. 1201 Elm Street Dallas, Texas 75270 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoints Mr. James W. Keyes and Mr. Thomas M. Casey as proxies and attorneys-in-fact, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. Class A Common Stock and Blockbuster Inc. Class B Common Stock that the undersigned would be entitled to vote at the 2010 Annual Meeting of Stockholders of Blockbuster Inc. to be held on June 24, 2010, at 10:00 a.m., Central Daylight Time, and to vote in their discretion, upon such business as may properly come before the meeting or any adjournment thereof, with all powers that the undersigned would possess if present at the annual meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 and 5 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. NOTE TO PARTICIPANTS IN THE BLOCKBUSTER INVESTMENT PLAN: If you hold shares of Blockbuster Inc. Class A Common Stock or Blockbuster Inc. Class B Common Stock through Blockbuster’s 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 21, 2010 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions and so that your eligible 401(k) plan shares will be represented at the meeting. Continued and to be signed on reverse side